STERLING HOUSE
                           FRANCHISE AGREEMENT







               Colorado Springs Assisted Living, L.L.C.
                              Franchisee



        September 21, 1995
        Date of Agreement                           STERLING HOUSE
                                                       FRANCHISE AGREEMENT

TABLE OF CONTENTS

I.   GRANT OF FRANCHISE
     1.01 Grant of License                                      3
     1.02 Retention of Certain Rights                           3
     1.03 Improvements to System                                4
     1.04 Agreement to Operate                                  4

II.  DEVELOPMENT AND OPENING OF THE RESIDENCE
     2.01 Architectural Plans                                   4
     2.02 Site Plan Approval:  Construction                     5
     2.03 Residence Development                                 7
     2.04 Residence Opening                                     7
     2.05 Furnishings, Fixtures, Signs and Equipment            8

III. TRAINING AND GUIDANCE
     3.01 Management Training                                   8
     3.02 Supplemental Management                               9
     3.03 Residence Managers - Generally                        9
     3.04 Interference with Employment Relations               10
     3.05 Guidance                                             10
     3.06 Operations Manual                                    11

IV. MARKS
     4.01 Ownership of Goodwill and Marks                      12
     4.02 Limitations on Franchisee's Use of  Marks            12
     4.03 Infringement                                         13
     4.04 Discontinuance of Use of  Marks                      13

V.   RELATIONSHIP OF THE PARTIES/INDEMNIFICATION
     5.01 Independent Status                                   14
     5.02 Additional Limitations on Franchisee's Use of Marks  14
     5.03 Limitations on Liability                             14
     5.04 Indemnification                                      15

VI.  FEES
     6.01 Initial Franchisee Fee                               15
     6.02 Royalty and Service Fee                              15
     6.03 Definition of Net Revenues                           16
     6.04 Interest on Late Payments                            16
     6.05 Application of  Payments                             17
     6.06 Retention of Fees by the Company                     17

VII. CONFIDENTIAL INFORMATION
     7.01 Limitation on Interest in Confidential Information   18
     7.02 Confidential Use of Confidential Information         18
     7.03 Exception to Restrictions on Confidential
          Information                                          19
     7.04 Non-Competition Covenant                             19
     7.05 Improper Disclosure                                  20

VIII. RESIDENCE IMAGE AND OPERATING STANDARDS
     8.01 Condition and Appearance of  the Residence           21
     8.02 Alterations to the Premises by Company               22
     8.03 Alterations to the Premises by Franchisee            22
     8.04 Service Providers, Distributors and Suppliers        22
     8.05 Resident Offerings                                   23
     8.06 Specifications, Standards and Procedures             23
     8.07 Operation of the Residence                           24
     8.08 Compliance with Laws and Good Business Practices     24
     8.09 Employees                                            25
     8.10 Insurance                                            25

IX.   MARKETING
     9.01 By Company                                           27
     9.02 By Franchisee                                        29

X.    ACCOUNTING, REPORTS, AND FINANCIAL STATEMENT             29

XI.   ANNUAL REVIEWS, INSPECTIONS, AND AUDITS
     11.01 Annual Review                                       30
     11.02 Company's Right to Inspect the Residence            30
     11.03 Company's Right to Audit                            31

XII.  TRANSFER
     12.01 By Company                                          32
     12.02 Franchisee May Not Transfer Without Approval of
           Company                                             32
     12.03 Definition of "Transfer"                            32
     12.04 Conditions for Approval of Transfer                 33
     12.05 Excepted Transfers                                  34
     12.06 Death or Disability of Franchisee                   34
     12.07 Effect of Consent to Transfer                       35
     12.08 Company's Right of  First Refusal                   35
     12.09 Public or Private Offerings                         36

XIII. RENEWAL OF FRANCHISE
     13.01 Franchisee's Right to Renew                         37
     13.02 Renewal Agreement/Releases                          37

XIV.  TERMINATION OF AGREEMENT BY FRANCHISEE
      ORCESSATION OF RESIDENCE OPERATION
     14.01 Termination for Good Cause                          38
     14.02 Economic Out Provision                              39

XV.   TERMINATION OF THE FRANCHISE
     15.01 Grounds of Termination                              39
     15.02 Efforts to Resolve Termination Disputes Other Than
            by Termination                                     42

XVI. RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISEE UPONTERMINATION OR EXPIRATION OF THE FRANCHISE
     16.01 Payment of Amounts Owned to Company                 42
     16.02 Marks                                               42
     16.03 Modification of Residence Design and Decor          43
     16.04 Cessation of  Use of Confidential Information       44
     16.05 Company has Right to Purchase the Residence         44
     16.06 Continuing Obligations                              46

XVII.    TEMPORARY DE-IDENTIFICATION OF THE RESIDENCE          46

XVIII.   CASUALTY LOSS OR CONDEMNATION
     18.01 Casualty Loss                                       47
     18.02 Condemnation Proceedings                            48

XIX.     ENFORCEMENT
     19.01 Severability and Substitution of Valid Provisions   48
     19.02 Waiver of Obligations                               49
     19.03 Limitations on Liability                            50
     19.04 Specific Performance/Injunctive Relief              51
     19.05 Rights of  Parties are Cumulative                   51
     19.06 Governing Law/Consent to Jurisdiction               51
     19.07 Binding Effect/Modification                         52
     19.08 Construction                                        52
     19.09 Definitions                                         52
     19.10 Counterparts                                        53
     19.11 Consent                                             53

XX. NOTICES AND PAYMENTS
     SCHEDULE "1"                                              55
     EXHIBIT "A"                                              A-1
     EXHIBIT "B"                                              B-1
     EXHIBIT "C"                                              C-1

                       FRANCHISE AGREEMENT



NOW, on this 21st day of  September, 1995 , Agreement is made,


BY AND BETWEEN                     STERLING HOUSE CORPORATION
                                   a Kansas corporation
                                   hereinafter referred to as


                                   "Company"



             AND            Colorado Springs Assisted Living, L.L.C.

                                  hereinafter referred to as


                                  "Franchisee"

WITNESSETH:

     WHEREAS, Company owns certain confidential information relating to, and has designed, instituted, developed and promoted a unique assisted living residential concept for which substantial goodwill has been created. Such facilities are intended to provide frail elderly with privacy and companionship in a comfortable, moderately-priced, non-institutional living environment, are operated under the trade name STERLING HOUSE, and are operated with uniform formats, systems, methods, specifications, standards, procedures and trade dress (hereinafter referred to as the "System"), all of which may be improved, further developed, or otherwise modified by Company from time to time. Company uses, promotes, and licenses the proprietary service mark STERLING HOUSE (and associated designs) and other trademarks, service marks, logos, and commercial symbols in connection therewith (hereinafter referred to as the "Marks"); and

     WHEREAS, Company grants to persons to meet Company's qualifications and are willing to undertake the requisite investment and effort to establish and develop STERLING HOUSE assisted living facilities (hereinafter referred to as "Residence" or "Residences"), franchises to operate Residences utilizing the System and the Marks; and

     WHEREAS, Franchisee acknowledges that he has read this Agreement and Company's Uniform Franchise Offering Circular and that Franchisee understands and accepts the terms, conditions and covenants contained herein as being reasonably necessary to maintain Company's high standards of quality and service and the uniformity of those standards at all Residences in order to protect and preserve the goodwill of the Marks; and

     WHEREAS, Franchisee acknowledges that other franchise agreements have been or may be granted by Company at different times and in different situations and further acknowledges that the terms and conditions of such agreements may vary from those contained in this Agreement; and

     WHEREAS, Franchisee acknowledges that he has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, it involves business risks and the success of the venture is largely dependent upon the business abilities of Franchisee; and

     WHEREAS, Company expressly disclaims the making of, and Franchisee acknowledges that it has not received or relied upon, any guaranty, express or implied, as to the revenues, profits, or success of the business venture contemplated by this Agreement; and
     WHEREAS, Franchisee acknowledges that he has not received or relied on any representations about the franchise granted herein by Company, or its officers, directors, employees, or agents, that are contrary to the statements made in Company's Uniform Franchise Offering Circular or to the terms herein and that in all of their dealings with Franchisee, the officers, directors, employees, and agents of the Company act only in a representative capacity and not in an individual capacity; and

     WHEREAS, Franchisee further acknowledges that this Agreement, and all business dealings between Franchisee and such individuals as a result of this Agreement, are solely between Franchisee and Company; and

     WHEREAS, Franchisee further represents to the Company, as an inducement to its execution of this Agreement, that Franchisee has made no misrepresentations in obtaining the franchise grated herein. NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


I.
GRANT OF FRANCHISE

 1.01 Grant of License. Franchisee has applied for a franchise to own and operate one (1) Residence to be located at/in 615 South Pointe Court, Colorado Springs, Colorado (the actual physical location of said Residence wherever situated hereinafter referred to as the "Premises") and such application has been approved by Company in reliance upon all of the representations made herein. Subject to the provisions of this Agreement, Company hereby grants to Franchisee, subject to all of the terms, provisions, and conditions contained herein, a non-exclusive franchise (the "Franchise") to operate a Residence solely at the Premises, and to use the System and Marks in the operation thereof, for a term of fifteen (15) years commencing on the opening of the Residence unless sooner terminated, as provided in ARTICLES XIV and XV, herein. Termination or expiration of this Agreement shall constitute a termination or expiration of the Franchise.

     Provided, Franchisee is in substantial compliance with this Agreement, Company shall not operate or grant a franchise for the operation of another Residence within a two and one-half (2.5) mile radius of the above Premises (hereinafter referred to as "Exclusive Area") nor, without first offering the opportunity to develop same to Franchisee in a manner comparable to that provided to Company in ARTICLE XII of this Agreement, will Company itself operate or grant a franchise for the operation of any other congregate living facility primarily designed for rental to the elderly.

    1.02 Retention of Certain Rights. Notwithstanding anything to the contrary, Company retains, for itself and its affiliates, the right in its sole discretion to:

     A) subject only to the territorial rights granted to Franchisee by this Agreement, itself either directly or through the actions of its affiliates operate Residences at such locations as Company, in its sole discretion, deems appropriate;
     B) to utilize the System, or any portions thereof, in the operation of other assisted living facilities, nursing homes, residential care facilities, and other forms of congregate housing wherever located and operated by whomsoever, as determined by Company in its sole discretion; and

     C) subject only to the territorial rights granted to Franchisee by this Agreement, grant other franchises for licensed Residences at such locations as Company, in its sole discretion, deems appropriate.

    1.03 Improvements to System. Notwithstanding anything herein to the contrary, any and all improvements to the System developed by Franchisee (including any and all Plans), Company or other franchisees, shall be and become the sole and absolute property of Company, and Company may incorporate the same into the System and shall have the sole and exclusive right to copyright, register and protect such improvements in Company's own name to the exclusion of Franchisee. Franchisee's rights and obligations toward the use of such improvements shall be limited to its rights and obligations regarding Confidential Information as provided for in ARTICLE VII, herein.

   1.04   Agreement to Operate.     Franchisee agrees that it will
at all times faithfully, honestly and diligently perform its obligations hereunder, that it will continuously exert its best efforts to promote and enhance the business of the Residence, and that Franchisee will not engage in the operation of any same or similar business or activity that may conflict with its obligations hereunder.

II.
DEVELOPMENT AND OPENING OF
THE RESIDENCE


     2.01 Architectural Plans. Company shall furnish its copyrighted plans, specifications and drawings, including, without limitation, architectural, mechanical, electrical, structural, civil engineering, and landscape, for a prototype Residence reflecting Company's requirements for its design, materials, layout, equipment, fixtures, furniture, furnishings, signage and decoration (the "Plans").

     The Plans and all modifications thereof, additions and/or deletions thereto are and shall remain the proprietary property of the Company regardless of the use of the Plans by the Franchisee or Franchisee's agents.

     2.02  Site Plan Approval:  Construction.   Franchisee shall
not commit to purchase or lease any real property, and Franchisee shall not commence any construction thereon, unless and until the Company has specifically accepted in writing the site location of the Residence proposed by Franchisee and the site plan and other plans and specifications in accordance with which such Residence is to be constructed and equipped. Before commencing any construction of the Residence, Franchisee, at its expense, shall comply, to Company's satisfaction, with all of the following requirements:

     A) Franchisee shall employ, subject to Company's approval, a qualified architect, design firm or engineer to provide the necessary completed working drawings. Franchisee shall submit to Company a statement identifying and describing the qualifications of the architect, design firm or engineer, as the case may be, accompanied by such written assurances as Company may reasonably require whereby the architect, design firm and/or engineer acknowledge and agree that the Plans are and shall be the sole and exclusive property of Company and that no claim of ownership or other beneficial interest, direct or indirect, shall accrue to such person or firms by virtue of any services that may be rendered with regard to the Plans. It shall be the sole obligation of Franchisee to engage such architect to supplement and modify Company's Plans to the extent necessary to comply with the physical terrain and location of the Premises and all applicable ordinances, building codes, permit requirements, lease requirements and restrictions and market considerations; provided, all such supplements and modifications are hereby deemed incorporated into the Plans and therefore, are proprietary property of the Company;

     B)   At least sixty (60) days prior to the commencement of
construction, Franchisee shall submit to Company  the adaptation of Company's  Plans to Franchisee's location
and to local and state laws,
regulations and ordinances for Company's approval. (It being understood and agreed that such review and approval by Company shall not constitute any warranty whatsoever, express or implied, as to the suitability,
habitability, or otherwise of  the Plans.)   The Plans shall not thereafter
be changed or modified without the prior written consent of Company;

     C) Franchisee shall employ, subject to Company's approval, a qualified general contractor to supervise construction of the Residence and completion of all improvements, and Franchisee shall submit to Company a statement identifying the general contractor and describing the general contractor's qualifications and financial responsibility.

     D) Franchisee shall obtain all permits and certifications required for lawful construction and operation of the Residence including, without limitation, zoning, access, sign, and fire requirements and shall certify in writing to Company, that all such permits and certifications have been obtained; and

     E) Franchisee shall obtain adequate financing for construction and furnishing of the Residence, the terms and conditions of the financing to be evidenced as Company may require from time to time.

     Franchisee shall cause all construction and equipping of the Residence licensed hereunder to be done in strict compliance with the Plans, and no deviations therefrom shall be made by Franchisee or its contractor(s) without the express written approval of the Company. The Company shall have the right to supervise and to inspect all construction to insure its compliance with approved plans and specifications. In this regard, during the course of construction, Franchisee shall, and shall cause its architect, engineer, contractors and subcontractors to, cooperate fully with Company for the purpose of permitting Company to inspect the Premises and construction of the Residence in order to determine whether construction is proceeding in accordance with Company's standards and specifications and the approved Plans. Franchisee acknowledges that Company's exercise of its rights to approve the Plans and to inspect the construction of the Residence shall be solely for the purpose of assuring compliance with the terms and conditions of this Agreement, and Company shall have no liability or obligation with respect to the construction of the Residence. After completion of construction, Franchisee shall not alter, add to, eliminate or modify the interior or exterior of such Residence or any equipment, furnishings or fixtures therein without the prior approval of the Company.

     2.03 Residence Development. Franchisee agrees at its expense to do or cause to be done the following within three hundred sixty-five (365) days after the date of this Agreement, each item to be accomplished by no later than the respective deadlines set forth in Schedule "1" of this Agreement:

     A) Secure a suitable site for the Residence in accordance with the provisions of Section 2.01;
     B) Secure all financing required to fully develop the Residence;
     C) Obtain all required building, utility, sign, health, sanitation, business permits and residential care licenses, and any other required permits and licenses and commence construction;
     D)   Construct the Residence in compliance with the  Plans;
     E) Purchase and install all required fixtures, equipment, furniture, furnishings, supplies, signs, and other items necessary for completion and opening of the Residence as specified in the Plans and the Operations Manual;
     F) Commence initial marketing activities as required by the Operations Manual;
    G) The Director and the staff successfully complete all training; and
     H) Open the Residence for business in accordance with the provisions of Section 1.04.

     In the event Franchisee fails to do or cause to be done any of the above within the time periods specified above, Franchisee shall pay to Company weekly, as liquidated damages, the amount of One Hundred Dollars ($100) per day (i) until such time as Franchisee is in compliance with this Section 2.03 or (ii) until such time as Company shall notify Franchisee that Company has elected to exercise its rights to terminate this Agreement in accordance with the terms and conditions of ARTICLE XV. Franchisee and Company each acknowledge and agree that time is of the essence.

     2.04  Residence Opening.   Franchisee shall notify Company not less
than sixty (60) days prior to the date when Franchisee reasonably believes that construction of the Residence will be completed. Further, Franchisee shall immediately notify Company when construction of the Facility has been completed. Issuance of an operating license, occupancy permit, or comparable governmental authorization shall presumptively evidence that construction has
been completed.   Company shall inspect the Residence within thirty (30) days of receipt of Franchisee's notice that the construction thereof has been completed. The operation of the Residence and the use of the System may only commence if and when Company gives Franchisee written notification that Franchisee has satisfactorily complied with the provisions of this ARTICLE II, which requirements include, but are not limited to, completed construction of the Residence, installation of all required signs, furnishings, furniture, equipment, supplies and other prescribed items, obtaining all requisite licenses, employment of the necessary qualified staff, and payment of all amounts due to Company and its affiliates.

     2.05 Furnishings, Fixtures, Signs and Equipment. Franchisee agrees to use in the development and operation of the Residence only those brands, types, or models of equipment, fixtures, furniture, furnishings and signs, which Company has approved as meeting its specifications and standards for quality, design, appearance, warranties, and function. All such items, if any, designated by Company from time to time, shall be purchased only from vendors, contractors, and suppliers approved by Company.

                               III.
TRAINING AND GUIDANCE
     3.01 Management Training. Company shall furnish to Franchisee or its Director, as the case may be, such training programs, conferences and seminars as Company deems appropriate from time to time. Provided, the training may be furnished at one (1) or more locations, including Company's principal offices, another Residence (including one [1] operated by Franchisee), and/or the Residence licensed hereunder or any other location which Company may select in good faith. Franchisee or, if other than Franchisee, the individual/company designated by Franchisee for being responsible for the on site day-to-day operation of the Residence (said person employed by whomsoever hereinafter referred to as "Director") must successfully complete Company's training program to the satisfaction of Company and devote fully his/her time and energy to the operation of the Residence. Franchisee or the Director, as the case may be, must be employed at least sixty (60) days prior to the proposed opening of the Residence and successfully undergo training as prescribed by the Company at least forty-five (45) days prior to the proposed opening of the Residence. Subsequently hired Directors must also successfully complete Company's training program and the cost of training all subsequently hired Directors shall be borned solely by Franchisee.

     3.02 Supplemental Management. If it is reasonably necessary, Company may furnish personnel , who may be provided in Company's discretion on or off-site by teleconference, written communication or otherwise, for a period not exceeding forty (40) man-hours to consult with the Director and the initial staff and assist with the supervision of the operation of the Residence until the Residence 's staff 's initial training is completed. All supervision of the operation of the Residence during any such period shall be for and on behalf of Franchisee, provided that Company shall only have a duty to utilize its best efforts and shall not be liable to Franchisee or its owners for any debts, losses, or obligations incurred by the Residence, or to any creditor of Franchisee for any products, materials, equipment, fixtures, furnishings, supplies, or services purchased for the benefit of the Residence during such period.

     3.03  Residence Managers - Generally.   No later than ninety
(90) days prior to the scheduled opening of the franchised
Residence, Franchisee shall nominate an individual who shall,  as
Director, be responsible for the day-to-day operations of  the
Residence.  Each proposed Director for  Franchisee's business must meet the criteria periodically established by Company as then set forth in the Operations Manual and be approved by
Company, which approval shall be at the sole discretion of
Company.  Franchisee shall furnish Company with proper background information concerning each proposed Director in order that
Company may determine whether she/he is qualified to act in such capacity along with a copy of any and all employment agreements, joint venture, stock buy/sell, or other agreements relating to
Director's equity interest in (if any), and employment by,
Franchisee.  Each Director shall devote her/his full time and vocation to and have direct responsibility for, all Residence operations on a day-to-day basis.  If  Company does not approve a proposed Director, then another person or persons shall be
nominated by  Franchisee until such time as a person acceptable to Company is found.  Any change in the Director shall also
require the approval of  Company and any successor Director must satisfy all of the requirements of this provision.  Further,
Franchisee shall replace any Director who Company shall require
Franchisee to replace if and when Company is seriously
dissatisfied with the performance of such Director.   Non-compliance by
Franchisee with this Section 3.03 shall be deemed to be a material violation of this Agreement.

     In addition to the rights established hereunder, including those in ARTICLE XI, herein, Company and its representatives shall have the right to communicate directly with Franchisee's Directors concerning all matters of an operational nature. Company may require Franchisee and/or previously trained and experienced Directors to attend periodic refresher courses at locations designated by Company. Franchisee shall be responsible for all travel and living expenses which Franchisee and/or its Directors incur in connection with initial training and any subsequent refresher training programs.

     3.04 Interference with Employment Relations. During the term of this Agreement, neither Company nor Franchisee shall employ, directly or indirectly, any person serving in a managerial position who is at the time or was at any time during the prior six (6) months employed by the other party, its subsidiaries, or by any franchise holder within Company's franchise system. Provided, this Section shall not be violated if, at the time Company or Franchisee employ or seek to employ such person, the then current or former employer, as the case may be, has given written consent. The parties hereto do acknowledge and agree that in the event this Section is violated, that notwithstanding Section 15.01, the former employer shall be entitled to liquidated damages in the amount of Five Thousand Dollars ($5,000) plus reimbursement of all costs and attorney fees incurred. For purposes of this Section 3.04, "managerial position" includes all employees at the pay grade of "assistant director" and above.

     3.05   Guidance.   Company may advise  Franchisee from time
to time of operating problems of the Residence disclosed by reports submitted to or inspections made by Company or by independent persons engaged by Company and may furnish to Franchisee guidance (which guidance shall be to the extent of Company's sole discretion) in connection with:
     A) Methods, standards, and operating procedures to be utilized at the Residences;
     B) Purchasing approved equipment, furnishings, fixtures, furniture, signs, products, and supplies;
     C)  Advertising and marketing programs;
     D)  Employee training; and
     E) Administrative, bookkeeping, accounting, and general operating and management procedures.
Such advice and guidance shall be at the sole discretion of Company and may be furnished in the form of the Company's confidential operations manual (hereinafter referred to as the "Operations Manual"), bulletins, other written materials, and/or telephonic consultations or consultations at the offices of Company or at the Residence. If reasonably requested by Franchisee, Company may, on an "as available basis", furnish additional guidance and assistance.

    3.06 Operations Manual. Upon Company's receipt of Franchisee's notification of the construction status of the Residence pursuant to Section 2.04, Company will then transmit and loan to Franchisee for use during the term of the Franchisee
(1) copy of the Operations Manual. The Operations Manual shall contain mandatory and suggested policy statements, specifications, standards, and operating procedures prescribed from time to time by Company for the Residence and information relative to other obligations of the Franchisee hereunder and in the operation of the Residence. The Operations Manual may be modified from time to time to reflect changes in the image, decor, design, format, appearance, policies, methods, standards, specifications, operating procedures, and services approved and/or required for the Residences. Franchisee shall keep her/his copy of the Operations Manual current, making only the amendments and deletions to the Operations Manual as Company may direct. In the event of a dispute relative to the contents of the Operations Manual, the master copy maintained by the Company at its principal office shall be controlling. Franchisee shall not at any time without the written consent of Company, copy, duplicate, record or otherwise reproduce any part of the Operations Manual, nor otherwise make the same available to any unauthorized person. Franchisee shall maintain the Operations Manual in a safe and secure location and shall immediately report the theft or loss of Operations Manual, or any portion thereof, to Company.

IV.
MARKS

     4.01 Ownership of Goodwill and Marks. Franchisee acknowledges that Franchisee's right to use the Marks is derived solely from this Agreement and is limited to the conduct of business of Franchisee pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures prescribed by Company from time to time during the term of this Agreement. Any unauthorized use of the Marks by Franchisee shall constitute a breach of this Agreement and an infringement of the rights of Company in and to the Marks. Franchisee acknowledges and agrees that all usage of the Marks by Franchisee and any goodwill established thereby shall inure to the exclusive benefit of Company and that this Agreement does not confer any goodwill or other interests in the Marks upon Franchisee other than the right to operate a Residence at the Premises in compliance with this Agreement. All provisions of this Agreement applicable to the Marks shall apply to any additional proprietary, trade and service marks, and commercial symbols hereafter authorized for use by and licensed to Franchisee by Company.

     4.02  Limitations on Franchisee's Use of  Marks.
Franchisee shall use the Marks as the sole identification of the Residence, provided that Franchisee shall identify itself as the independent owner thereof in the manner prescribed by Company. Franchisee shall not use any Mark as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos licensed to Franchisee hereunder), or in any modified form, nor may Franchisee use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by Company.
Franchisee agrees to prominently display the Marks at the Residence on all signage, displays, and/or materials as may be designated by Company from time to time, and in connection with any and all advertising and marketing materials, as may be designated by Company. All Marks shall only be displayed and/or utilized in the manner prescribed by Company. Franchisee agrees to give all notices of trade and service mark registrations as Company specifies and to obtain all fictitious or assumed name registrations as may be required under applicable law.

     4.03  Infringement.   Franchisee shall immediately notify
Company in writing of any apparent infringement of, or challenge to Franchisee's use of any Mark, or claim by any person of any rights in any Mark or similar trade name, trademark, or service mark of which Franchisee becomes aware. Franchisee shall not communicate with any person other than Company, its counsel, or Franchisee's counsel in connection with any infringement, challenge, or claim. Company shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising out of any infringement, challenge, or claim or otherwise relating to any
Mark of the System.   Franchisee shall make no claim against
Company and shall hold Company harmless from any and all direct or indirect, costs, damages, demands, expenses, losses or liabilities suffered by Franchisee as a result of any modification of the System necessitated by any claim or challenge relating to the Marks or the System, including the costs of altering the appearance, design, or formate of the Residence, or any reduction in sales revenues or profits, or increased capital expenditures or operating costs resulting from such modification and occasioned by any litigation arising out of any claim or challenge relating to Franchisee's use of any Mark or right to use the System, or any part thereof. Franchisee agrees to and shall execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of Company's counsel, be reasonably necessary or advisable to protect and maintain the interests of Company in any litigation, U.S. Patent and Trademark Office proceeding, other administrative proceeding, or to otherwise protect and maintain the interests of Company in the Marks and the System.

     4.04 Discontinuance of Use of Marks. If it becomes advisable at any time in Company's sole discretion for Company and/or Franchisee to modify or discontinue use of any Mark, and/or to use one (1) or more additional or substitute trade or service marks, Franchisee agrees to and shall comply with Company's direction to modify or otherwise discontinue the use of such Mark within a reasonable time after notice by Company.


           V.  RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

     5.01 Independent Status. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Company and Franchisee shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. Franchisee, consistent with the requirements of Section 4.02, shall conspicuously identify himself in all dealings with tenants/residents, suppliers, public officials, and others as the owner of the Residence under a franchise with Company and shall place such other notices of independent ownership on such forms, documents, business cards, comment cards, stationery, advertising, and other materials as Company may require from time to time.

     5.02 Additional Limitations on Franchisee's Use of Marks. Company has not authorized or empowered Franchisee to use the Marks except as provided by this Agreement and Franchisee shall not employ any of the Marks in signing any contract, check, purchase agreement, negotiable instrument, legal obligation, application for any license or permit, or in a manner that may result in liability of Company for any indebtedness or obligation of Franchisee. Except as expressly authorized by this Agreement, neither Company nor Franchisee shall make any express or implied agreements, warranties, guarantees or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than franchisor and franchisee, respectively.

     5.03  Limitations on Liability.    Neither Company or
Franchisee shall be obligated by or have any liability under any agreements or for any representations made by the other that are not expressly authorized hereunder, nor shall Company be obligated for any damages to any person or property directly or indirectly arising out of the operation of the Residence, or Franchisee's business authorized by or conducted pursuant to the Franchise, whether caused by Franchisee's negligent or willful action or failure to act to the relative extent such damages do not arise out of Company's negligence, wrongful act or improper failure to act. Company shall have no liability for any sales, use, occupation, excise, gross receipts, income, property or other taxes, whether levied upon Franchisee, the Residence, or Franchisee's property, or upon Company, in connection with the business conducted by Franchisee or payments to Company remitted pursuant to this Agreement.

     5.04  Indemnification.   Franchisee shall indemnify and hold
harmless Company, Company's affiliates, and their shareholders, directors, officers, employees, agents, and assignees against any liability for any claims, including those specified in Section 5.03, herein, arising out of the operation of the Residence. For purposes of this indemnification, "claims" shall mean and include all obligations, actual and consequential damages, taxes, and costs reasonably incurred by Company in the defense of any claim against Company or in any action in which Company is named as a party, including without limitation reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, and other litigation expenses, including travel and living expenses. Company shall have the right to defend any claim asserted against it or the persons delineated herein. Provided, Company shall use its best efforts to cooperate with Franchisee in any litigation or judicial or administrative proceeding to avoid duplication of time, effort or expenditure to the greatest extent possible without compromising
Company's interest in such matter.   This indemnity shall
continue in full force and effect subsequent to and notwithstanding the expiration or earlier termination of this Agreement.

                               VI.
                              FEES


     6.01 Initial Franchisee Fee. Contemporaneously herewith, Franchisee shall pay to the Company an initial franchisee fee for the Residence licensed under this Agreement (hereinafter referred to as "Initial Franchise Fee") in the amount of Twenty-Five Thousand Dollars ($25,000).

     6.02  Royalty and Service Fee.    Franchisee shall pay to
Company during the terms of this Agreement on or before the twentieth (20th) day of each calendar month a royalty and service fee in the amount of three percent (3%) of the "Net Revenues" derived from the operation of the Residence licensed under this Agreement for the proceeding calendar month (hereinafter referred to as "Continuing Royalties").

     6.03 Definition of Net Revenues. As used in this Agreement, the term "Net Revenues" shall mean the total aggregate of all monies and receipts received by Franchisee and derived from (i) all services performed and the rental of rooms/apartments by tenants/residents residing at the Residence licensed hereunder, (ii) entrance, and community, other fees charged/assessed to any resident/tenant, (iii) vending and laundry machine income, (iv) all proceeds received by Franchisee from the payment of claims made under any policy of business interruption insurance which provides for payment of lost royalties, and (v) all other business whatsoever conducted or transacted at or from the Premises, and whether the Net Revenues are evidenced by cash, credit, check, services, property or other means of exchange. Provided further, Net Revenues shall also be deemed to mean the total aggregate of all monies and receipts received by Franchisee from any other business operated upon or from the Premises. However, there shall be excluded from Net Revenues (i) all sales and use taxes (if any) imposed by governmental authorities directly on rental or sales and actually collected from residents, provided such taxes are added to the selling price and are, in fact, paid by Franchisee to the appropriate governmental authority and (ii) refundable deposits to the extent such funds are actually refunded to resident/tenant (in which event, the refund[s] shall be deducted from Net Revenues in the month the refund is actually remitted). Net Revenues shall be deemed to be realized by Franchisee at the earlier of the time of the sale or delivery of the services, or the time when Franchisee actually receives payment, whether partial or full, therefor. Net Revenues consisting of property or services shall be valued at their fair market value at the time such property or services were received by or for the account of Franchisee.

     6.04  Interest on Late Payments.   All Continuing Royalties
and marketing contributions due hereunder, amounts due for purchases by Franchisee from Company or its affiliates, and other amounts which Franchisee owes to Company or its affiliates shall be paid punctually, without the necessity for invoice by Company, and shall bear interest after the due date at the highest applicable legal rate for open account business credit, not to exceed two percent (2%) per month. Franchisee acknowledges that this Section 6.04 shall not constitute Company's agreement to accept any payments after same are due or a commitment by Company to extend credit to, or otherwise finance Franchisee's operation of the Residence licensed under this Agreement. Further, Franchisee acknowledges that its failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in
ARTICLE XV, herein, notwithstanding the provisions of this Section 6.04. Provided, Franchisee may deposit with the escrow department of a federally-insured bank any amount, the payment of which is in good faith disputed by Franchisee, upon giving written notice to Company of Franchisee's actions within three (3) days thereafter, and upon Franchisee filing an action in court of property jurisdiction to determine the amount properly due and owing to Company. If Company prevails in any proceeding, then Franchisee shall owe interest on the disputed amount from the original due date in compliance with the provisions of this Section 6.04.

     6.05  Application of  Payments.    Notwithstanding any
designation by Franchisee, Company shall have sole discretion to apply any payments by Franchisee to any past due indebtedness of Franchisee for Continuing Royalties or marketing contributions due hereunder, purchases from Company or its affiliates, interest or any other indebtedness.

     6.06  Retention of Fees by the Company.	 Franchisee
acknowledges and agrees that in the event of the termination of the Franchise granted hereby for any reason whatsoever, the Company shall be entitled to retain for its own account any and all Initial Franchise Fee and Continuing Royalty payments previously remitted by Franchisee, and Franchisee agrees that such payments shall be deemed fully earned by the Company as of the date of payment, and whether the Residence licensed hereunder is ever opened for business by Franchisee for any period of time in the Exclusive Area.


                                  VII.
                         CONFIDENTIAL INFORMATION

     Company possesses certain types of confidential information, including, but not limited to, architectural plans, designs, and layouts, as well as the methods, techniques, formats, specifications, procedures, information, systems, and knowledge of and experience in the operation and franchising of Residences (hereinafter referred to as "Confidential Information").

     Company will disclose the Confidential Information to
Franchisee when rendering guidance and assistance to Franchisee
under the terms of this Agreement, including by way of   example,
furnishing the Operations Manual and the Plans.

     7.01 Limitation on Interest in Confidential Information. Franchisee acknowledges and agrees that, although Franchisee has the right to use same, Franchisee shall not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Residence at the Premises (and other Residences, if any, developed under other agreements with Company) during the term of this Agreement, and that the use or duplication of the Confidential Information in the operation of any other business or commercial enterprises would constitute an unfair method of competition.

     7.02 Confidential Use of Confidential Information. Franchisee acknowledges and agrees that the Confidential Information is proprietary, may involve trade secrets of Company, and is disclosed to Franchisee solely on the express condition that Franchisee agrees, and Franchisee does hereby agree, that Franchisee:

     A) Shall not use the Confidential Information in the operation of any other business, commercial enterprise, or capacity (including any other business or commercial enterprises engaged in providing housing and/or care to the frail elderly);
      B) Shall maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement;
     C) Shall not make any unauthorized copy, duplicate, record, or otherwise reproduce all or any portion of the Confidential Information disclosed by Company in written, electronic, other tangible or verbal form;
     D) Shall never contest the validity of Company's exclusive ownership of and rights to the System or the Confidential Information; and
     E) Shall adopt and implement all reasonable procedures prescribed from time to time by Company to prevent unauthorized use or disclosure of the Confidential Information, including without limitation, restrictions on disclosure thereof to employees, officers, and directors of Franchisee and the use of non-disclosure and non-competition clauses as prescribed by Company in any agreements with any persons who may hereafter have access to the Confidential Information.

     7.03  Exception to Restrictions on Confidential Information.
Notwithstanding anything to the contrary contained in this Agreement, the restrictions on Franchisee's disclosure and use of the Confidential Information shall not apply to the following:

     A) Information, processes, or techniques which, in the opinion of Company, are or become generally known and used in the frailer elderly housing and/or care industry, other than through disclosure (whether deliberate or inadvertent) by Franchisee;
     B) Disclosure of the Confidential Information in judicial or administrative proceedings to the extent that Franchisee is legally compelled to disclose such information, provided Franchisee shall have used its best efforts and shall have afforded Company the opportunity to obtain an appropriate protective order, for other assurance satisfactory to Company, of confidential treatment of the information required to be so disclosed; and
     C) Disclosure to Franchisee's employees to the extent necessary for the proper operation of the Residence.

     7.04 Non-Competition Covenant. Franchisee acknowledges and agrees that Company would be unable to protect the Confidential
Information against authorized use or disclosure and Company would also be unable to encourage a free exchange of ideas and information among operators of Residences if franchised owners of Residences were permitted to hold interests in any competitive or similar businesses, as described herein.
Franchisee also acknowledges that Company has granted the franchise rights to Franchisee herein set forth in part in consideration of, and in reliance upon, Franchisee's agreement to deal exclusively with Company. Accordingly, during the term of this Agreement and any extension thereof, as the case may be, Franchisee, any shareholder, manager, member of partner (in the event Franchisee is, respectively, a corporation, limited liability company or partnership), or any member of the immediate family of Franchisee or of any shareholder, manager, member or partner of Franchisee, shall not have any interest as an owner, investor, partner, lender, director, officer, manager, employee, consultant, representative, or agent, or in any other capacity shall not directly or indirectly enter into the employ, or work in concert with or serve as consultant for, any person, partnership, corporation, limited liability company, association, organization or other entity engaged in the operation of any other business or commercial enterprise engaged in business, whether or not intended to be operated for profit, of providing housing and/or care to senior adults, whether or not they are frail elderly, including, but not limited to, the operation of any home health care provider service, nursing home, congregate living facility, personal care facility or continuing care retirement community (hereinafter referred to as a "Competitive Business") (wherever situated and operated by whomsoever) then open or under construction or under lease or purchase commitment for future construction. Further, for a period of three (3) years after the termination or non-renewal of this Agreement, Franchisee, any shareholder, manager, member or partner (in the event Franchisee is, respectively, a corporation, limited liability company or partnership), or any member of the immediate family of Franchisee, or of any shareholder, manager, member or partner of Franchisee, shall not have any interest as an owner, investor, partner, lender, director, officer, manager, employee, consultant, representative, or agent, or in any other capacity shall not directly or indirectly enter into the employ, or work in concert with or serve as consultant for, any person, partnership, corporation, association, organization or other entity engaged in the operation of any other business or commercial enterprise engaged in a Competitive Business and which has in operation or is planning to open a business or commercial enterprise within a radius of twenty-five (25) miles from any Residence (operated wherever by whomsoever) then in operation, under construction, or under lease or purchase commitment on the effective date of termination or expiration. Provided, the ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of this Section 7.04.

     7.05 Improper Disclosure. In the event Franchisee discovers that any of its current or former officers, directors, partners, Directors, shareholders, members, limited liability company managers, related parties thereto or their employees, are violating, have violated, or are commencing to violate the prohibitions on disclosure or reproduction of Confidential
Information provided for herein, Franchisee shall immediately notify Company of such violation. Company shall seek such legal and equitable relief, including seeking monetary damages, as it deems necessary in its sole discretion. Any and all damages recovered by Company pursuant to any such cause of action shall be the exclusive property of Company. In the event it is determined that any of the inquiry or damages have been caused by the willful or negligent behavior of Franchisee or due to the failure of Franchisee to properly supervise the actions of the individual found to be in violation of this Agreement, Company shall be reimbursed by Franchisee for all costs and expenses, including attorneys' fees, that were incurred by Company in pursuing the cause of action.

                              VIII.
                       RESIDENCE IMAGE AND
                       OPERATING STANDARDS

    8.01  Condition and Appearance of  the Residence.
             Franchisee shall:

    A) Not use the Residence licensed under this Agreement or the Premises for any purpose other than the operation of a STERLING HOUSE assisted living facility in compliance with this Agreement;
    B) Maintain the condition and appearance of the Residence licensed under this Agreement and the Premises in accordance with the standards of Company and consistent with the image of a Residence as an attractive, comfortable, secure and non-institutional residential living environment for the frail elderly;
   C) Affect such maintenance of the Residence licensed under this Agreement and the Premises as may be required by Company from time to time to maintain the condition, appearance and efficient operation thereof, including without limitation:

     1) continuous and thorough cleaning and sanitation of the interior and exterior of the Premises;
     2) continuous and workmanlike interior and exterior repair of the Premises;
     3)   maintenance of all equipment at peak efficiency;
     4) replacement of worn out or obsolete improvements, fixtures, furniture, furnishings, equipment, and signs, with duly approved improvements or replacements thereof;
     5)   periodic painting and redecorating; and
     6) continuously maintain, repair, or replace (as needed) all life safety systems and components thereof.

   D) Upgrade and/or remodel the Residence licensed under this Agreement (i) to keep same in compliance with all applicable laws and regulations, and (ii) provided Franchisee will have a reasonable time period remaining under the term of this Agreement to amortize the costs of such improvements at reasonable intervals determined by Company, to reflect changes in the image, design, format, or operation of Residences introduced by Company, and required of new franchisees; all such upgrading and remodeling resulting from whatever reason to be subject to approval by the Company of detailed plans and specifications for all construction, repair, or refixturing in connection with such upgrading or remodeling; and
   E) Place or display at the Premises (interior and exterior) only such signs, emblems, lettering, logos, and display and marketing materials that are from time to time approved in writing by Company.

   8.02 Alterations to the Premises by Company. In the event Franchisee fails to maintain the condition and appearance of the Residence licensed under this Agreement and Premises as herein required, Company may, upon not less than ten (10) days written notice to Franchisee:

   A) Arrange for the necessary cleaning or sanitation, repair, remodeling, upgrading, painting, or decorating; and
   B) Replace the necessary leasehold improvements, fixtures, equipment, and signs. Franchisee shall pay the entire cost thereof as additional Continuing Royalties on the due date for the next payment of Continuing Royalties.

     8.03  Alterations to the Premises by Franchisee.    Franchisee
shall not make any material replacements of or alterations to the Premises, improvements, layout, fixtures, furniture and furnishings, signs, equipment, or appearance of the Residence licensed under this Agreement as originally developed without the prior written approval by Company.

    8.04  Service Providers, Distributors and Suppliers.   The
reputation and goodwill of Residences is based upon, and can be maintained only by, the rental of distinctive, high quality rental units, and the providing of competent services in a residential environment that is perceived by the residents to be comfortable, secure, moderately-priced and non-institutional. Franchisee therefore shall conform the Residence to Company's specifications and quality standards and shall only engage service providers and purchase from distributors and suppliers approved by Company.

     In approving service providers, distributors and suppliers for the Residence licensed under this Agreement, Company may take into consideration such factors as governmental licensing/permit requirements, price and quality of services, products or supplies and reliability of the proposed provider, distributor or supplier. Company may concentrate contract/purchases with one
(1) or more providers, distributors and/or other suppliers to obtain the lowest prices and/or the best marketing support and/or services for any group of Residences, whether franchised and/or operated by Company. Further, approval of a provider, distributor or supplier may be conditioned on requirements relating to the frequency of delivery, standards of service, including prompt attention to complaints, and concentration of purchases, as set forth above, and may be temporary, pending a further evaluation by Company of such provider, distributor or other supplier.

     If Franchisee proposes to retain, engage, or to purchase any services or goods from a service provider, vendor, distributor, or other supplier who has not been previously approved by Company, Franchisee shall first notify Company and submit to Company such information, specifications, and samples as Company requests. Company shall within a reasonable time determine whether such proposed services or item meets its specifications and quality standards and/or whether Company approves such service provider, distributor or other supplier and shall then notify Franchisee whether the Residence is authorized to engage, utilize, sell, or rent such item and/or purchase from such distributor or other supplier.

     8.05  Resident Offerings.   Franchisee shall continuously
offer all facilities, accommodations, goods and services prescribed by Company. If Franchisee desires to add or delete any of same, it must first obtain the prior written approval of Company. Franchisee acknowledges that Company requires prior approval to assure itself that such accommodations, services, and items are of the type and quality consistent with the image and format of the Residences. Franchisee agrees that it will not, without the prior written approval of Company, offer any products or any services that are not then authorized by Company for Residences.

     8.06  Specifications, Standards and Procedures.
Franchisee acknowledges that each and every detail of the appearance, layout, decor, products, materials, and supplies utilized, services offered, and operation of the Residence is important to Company's and other franchisees' Residences.
Company shall endeavor to maintain the high standards of quality and service at all Residences franchised or operated by Franchisee. To this end, Franchisee shall cooperate with Company by maintaining these high standards in the operation of the Residence licensed under this Agreement. Company shall have the right to rely on responses of independent persons/business engaged by Company therefor in evaluating Franchisee's performance under this Agreement. Franchisee shall comply with all mandatory specifications, standards and operating procedures of Company including, but not limited to, those relating to:

     A) Methods, standards, and operating procedures to be utilized at the Residence licensed under this Agreement;
     B) Appearance, cleanliness, sanitation, standards of service, and operation of the Residence licensed under this Agreement;
     C) Requests for approval of service providers, distributors and suppliers;
     D) Development and construction of the Residence licensed under this Agreement; and
     E) Marketing, advertising and promotional programs. Further, Franchisee agrees that all mandatory specifications, standards, and operating procedures prescribed from time to time by Company in the Operations Manual, or otherwise communicated to Franchisee in writing, shall constitute provisions of this Agreement as if fully set forth herein. Accordingly, all references herein to Franchisee's obligations under this Agreement shall include all such mandatory specifications, standards, and operating procedures.

     8.07  Operation of the Residence.   Unless otherwise agreed
upon by Company and Franchisee, Franchisee agrees to operate the Residence for three hundred sixty-five (365)days each calendar year, except such days as the location is closed for acts of God, repairs and casualty loss or loss by eminent domain, as provided for in ARTICLE XVIII, herein. Each day, the Residence shall be appropriately staffed on a twenty-four (24) hour basis as prescribed by Company in the Operations Manual and as required by applicable govern-mental law and regulation.

     8.08  Compliance with Laws and Good Business Practices.
Franchisee shall secure and maintain in force in its name all required licenses, permits, and certificates relating to the operation of the Residence licensed under this Agreement.
Franchisee shall operate the Residence in full compliance with all applicable laws, ordinances, and regulations, including, without limitation, all governmental regulations relating to the operation of residential care facilities, occupational hazards, health, and workers' compensation insurance, unemployment insurance and the withholding and payment of federal and state income taxes, social security taxes and sales taxes. All marketing by Franchisee shall be completely factual, in good taste as determined in the sole judgement of Company, and shall conform to the highest standards of ethical advertising. Franchisee shall in all dealings with its tenants/residents, service providers, suppliers, and the public adhere to the highest standards of honesty, integrity, fair dealing, and ethical conduct. Franchisee agrees to refrain from any business or advertising practice which may be injurious to the business of Company and the goodwill associated with the Marks and other Residences. Franchisee shall notify Company in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of Franchisee or the Residence or of any notice of violation of any law, ordinance, or regulation relating to the operation or marketing of the Residence licensed under this Agreement.

     8.09  Employees.    Franchisee shall hire all employees of
the Residence, be exclusively responsible for the terms of their employment, their compensation and, except as set forth in ARTICLE III, herein, for the proper training of all employees in the operation of the Residence. Franchisee shall require all employees to maintain a neat and clean appearance and to conform to the standards of dress and grooming specified by Company from time to time for all Residences.

     8.10  Insurance.    During the terms of this Agreement,
Franchisee shall maintain in full force under policies of insurance issued by carriers approved by Company:

     A) Comprehensive public and product liability insurance against claims for bodily and personal injury, death, and property damage caused by or occurring in conjunction with the operation of the Residence or otherwise in conjunction with the conduct of business by Franchisee pursuant to the Franchise;
     B) Broad form fire and extended coverage, vandalism, and malicious mischief insurance on the Residence licensed under this Agreement and its contents;
     C) Workers' compensation and employer's liability insurance as well as such other insurance as may be required by statute or rule of the state or locality in which the Premises are located; and
     D)  Automobile liability insurance, where applicable.
         Such insurance coverage shall be maintained in such amounts as Company determines periodically to be necessary. Not less than ten (10) days prior to each anniversary date for each policy, Franchisee shall provide Company with certificates of insurance evidencing that the insurance has been secured and paid
         for the then ensuing year.   Company may periodically
         increase the amounts of coverage required under any insurance policies and require different or additional kinds of insurance at any time, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances. All insurance policies shall insure Franchisee and Company and shall provide for thirty (30)days prior written notice to Company of any material modification, cancellation, or expiration of a policy.

     In connection with any construction, renovation, refurbishing, or remodeling of the Residence licensed under this Agreement, Franchisee shall cause the general contractor to maintain with a reputable insurer (i) comprehensive general liability insurance (with comprehensive automobile liability coverage for vehicles used by the franchised business for both owned and non-owned vehicles, builder's risk, product liability, completed operations and independent contractors coverage) in such amounts as Company determines periodically to be necessary and with Company named as an additional insured , (ii) workers' compensation insurance, ( iii) employer's liability insurance, as well as (iv) such other insurance as may be required by law.

     If Franchisee fails or refuses to maintain any required insurance coverage, or to furnish satisfactory evidence thereof, Company, at its option and in addition to its other rights and remedies hereunder, may obtain such insurance coverage on behalf of Franchisee and Franchisee shall fully cooperate with Company in its efforts to obtain and maintain such insurance policies, promptly execute all forms or instruments required to obtain any such insurance, allow any inspections of the Residence licensed under this Agreement which are required to obtain or maintain such insurance and pay to Company, on demand, any costs and premiums incurred by Company therefor.

     Franchisee's obligations to maintain insurance coverage as herein described shall not be affected in any manner by reason of any separate insurance maintained by Company, nor shall the maintenance of such insurance relieve Franchisee of any obligations under ARTICLE V of this Agreement.

                              IX.
                           MARKETING

     9.01  By  Company.   Recognizing the value of marketing to
the goodwill and public image of the Residences, past and future, Company may, now or hereafter, elect to maintain and administer a marketing fund (hereinafter referred to as the "Marketing Fund") for such marketing (including advertising, promotion, public relations and other marketing programs) as Company may deem necessary or appropriate, in its sole discretion. Franchisee shall contribute to the Marketing Fund an amount designated by Company from time to time, but not exceeding three percent (3%) of the Net Revenues of the Residence licensed under this Agreement, which shall be payable monthly together with the Continuing Royalties due hereunder. Residences owned by Company and its affiliates shall contribute to the Marketing Fund on the same basis as Franchisee. Company shall have the right at any time, upon ninety (90) days written notice to Franchisee, to increase or decrease the amount of such marketing contribution payable by Franchisee, provided that Franchisee's contributions to the Marketing Fund provided hereunder will not, during any calendar year occurring during the term of this Agreement, or any extension thereof, exceed three percent (3%) of the Net Revenues of the Residence licensed under this Agreement.

     Company shall exclusively direct all marketing programs financed by the Marketing Fund. While Company may from time to time solicit the input of ideas from franchisees, Company shall nevertheless retain sole discretion over the creative concepts, materials, and endorsements used therein, and the geographic, market, and media placement and allocation thereof. Franchisee agrees that the Marketing Fund may be used to pay the costs of conducting marketing surveys and research; employing public relations firms; preparing and producing video, audio, and written marketing materials; administering multiregional marketing programs, including, without limitations, purchasing television, radio, magazine, billboard, newspaper, and other media advertising, and employing advertising agencies to assist therewith; and providing marketing materials to Residence franchisees. Provided, in determining the distribution of the benefits of the Marketing Fund, Company shall use its best efforts to balance its interest in promoting the System with each Residence's proportionate contribution to the Marketing Fund, whether Company or franchisee-owned. The Marketing Fund shall furnish Franchisee, provided Franchisee is in good standing, with approved marketing materials on the same terms and conditions as such materials are furnished to other Residence franchisees.

     The Marketing Fund shall be accounted for separately from the other funds of Company. Further, Company and Franchisee acknowledge and hereby agree that all sums remitted hereunder by Franchisee shall be held in trust by Company for the mutual benefit of Franchisee, all other operators of Residences and Company as herein provided. Company shall not use such funds to defray any of Company's general operating expenses, except for such reasonable salaries, administrative costs, and overhead as Company may incur in activities reasonably related to the administration of the Marketing Fund and its marketing programs (including, without limitation, preparing marketing materials and collecting and accounting for contributions to the Marketing Fund). Company may spend in any fiscal year an amount greater or less than the aggregate contribution of all Residences to the Marketing Fund in that year and the Marketing Fund may also borrow from Company or others to cover temporary deficits in the Marketing Fund or cause the Marketing Fund to invest any surplus for future use by the Marketing Fund. All interest earned on monies contributed to the Marketing Fund will be used to pay marketing costs of the Marketing Fund before other asserts of the Marketing Fund are expended. A statement of monies collected and expenditures made by the Marketing Fund shall be prepared annually by Company and shall be made available to Franchisee upon request.

     Franchisee understands and acknowledges that the Marketing Fund is intended to maximize general public recognition of the Marks and patronage of Residences for the benefit of all Residences. Company undertakes no obligation to insure that expenditures by the Marketing Fund in or affecting any geographic area are proportionate or equivalent to contributions to the Marketing Fund by Residences operating in any geographic area or that any Residence will benefit directly or in proportion to its contribution to the Marketing Fund from the conduct of marketing programs or the placement of advertising. Except as expressly provided in this Section 9.01, Company assumes no direct or indirect liability or obligations to Franchisee with respect to the maintenance, direction or administration of the Marketing Fund.

     9.02  By Franchisee.    Franchisee agrees to spend annually
for local media marketing of the Residence licensed under this Agreement such amounts as Company requires provided that the aggregate amounts of required local marketing expenditures for the Residence plus Franchisee's Marketing Fund contribution will not, following the implementation of the initial marketing plan during the first year of operation of the Residence, exceed three percent (3%) of the Residence's Net Revenues for any respective calendar year. Franchisee shall submit annually, in form satisfactory to Company, verification of its local marketing expenditures.

     Prior to their use by Franchisee, samples of all local marketing materials (whether new or revised) not prepared or previously approved by Company shall be submitted to Company for approval. If written disapproval is not received by Franchisee within thirty (30) days from the date of receipt by Company of such materials, Company shall be deemed to have given the required approval. Franchisee shall not use any marketing materials that Company has disapproved, it being understood that the risk of disapproval shall be borne solely by Franchisee.

     Franchisee acknowledges that Residences operated by Company and other franchisees may be located outside of the Exclusive Area but within ADI's or other identifiable marketing areas which include all or a portion of the Exclusive Area in which the Residence is located. In such instances, Franchisee shall use its best efforts to cooperate and coordinate with Company or other franchisees, as the case may be, to maximize the effectiveness of their respective marketing efforts.

                                   X.
            ACCOUNTING, REPORTS, AND FINANCIAL STATEMENTS

     Franchisee shall establish and maintain at its own expense a bookkeeping, accounting, and record keeping system conforming to the requirements prescribed by Company from time to time, including, without limitation, the preparation and retention of books and records. With respect to the operation and financial condition of the Residence licensed under this Agreement, Franchisee shall furnish to Company in the form prescribed by Company the following:

    A) By the tenth (10th) day following each of Franchisee's monthly accounting periods, a report of the gross and Net Revenues of the Residence for the preceding accounting period and such other data, information, and supporting records as Company from time to time requires;
     B) By the last day of each month, a profit and loss statement for the preceding calendar month and a year to date profit and loss statement and balance sheet;

     C) Within one hundred twenty (120) days after the end of Franchisee's fiscal year, a balance sheet and an annual profit and loss statement reflecting all year end adjustments for the Residence;
     D) Within thirty (30) days of their filing, exact copies of all state sales tax returns, and state financial reports; and
     E) Upon request, the portions of Franchisee's federal and state income tax returns which reflect the operation of the Residence.

     Each report and financial statement shall be verified and signed by Franchisee in the manner prescribed by Company.
Company reserves the right to require Franchisee to have annual financial statements audited, prepared, or reviewed by certified public accountants.

                              XI.
            ANNUAL REVIEWS, INSPECTIONS, AND AUDITS

     11.01  Annual Review.   At the discretion of  Company, once
each calendar year, at a time designated by Company, Franchisee and its Director shall be obligated to meet with representatives of Company at a location specified by Franchisee, for the purpose of discussing and reviewing the licensed Residence's operations, status, and financial performance.

     11.02  Company's Right to Inspect the Residence.    To
determine whether Franchisee and the Residence licensed under this Agreement are complying with this Agreement, and with all specifications, standards, and operating procedures prescribed by Company for the operation of the Residence, Company or its designated agents shall have the right at any reasonable time and without prior notice to Franchisee to:

     A)  Inspect the Premises;
     B) Observe Franchisee, the Director and other employees of the Residence;
     C) Interview or survey the Director and other employees of the Residence; and
     D) Interview tenants/residents of the Residence. Franchisee shall present to its tenants/residents all residents evaluation forms as are periodically prescribed by Company and shall participate and/or request that its tenants/residents participate in all marketing surveys performed by or on behalf of Company.

    11.03 Company's Right to Audit. Company shall have the right at any time during business hours, and without prior notice to Franchisee, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, sales and income tax records and returns which relate to the operation of the Franchise, and other records of the Residence licensed under this Agreement and the books and records of any corporation or partnership which holds the Franchise. Franchisee shall fully cooperate with representatives of Company and independent accountants hired by Company to conduct any such inspection or audit. In the event any such inspection or audit shall disclose an understatement of the Net Revenues of the Residence licensed under this Agreement, Franchisee shall pay to Company within three (3) days after receipt of the inspection or audit report, the Continuing Royalties and/or marketing contributions due on the amount of such understatement, plus interest, at the rate and on the terms provided in Sections 6.03 and 6.04, herein, from the date originally due until the date of payment. Further, in the event any inspection or audit is made necessary by the failure of Franchisee to furnish reports, supporting records or other information, as herein required, or to furnish any reports, records or information on a timely basis, or if an understatement of Net Revenues for the period of any audit, which shall not be less than four (4) weeks, is determined by any such audit or inspection to be greater than two percent (2%), Franchisee shall reimburse Company for the cost of such audit or inspection, including, without limitation, the charges of any independent accountants and the travel expenses, room and board and compensation of employees and/or agents of Company. The foregoing remedies shall be in addition to and not in lieu of all other remedies and rights of Company hereunder or under applicable law.
                           XII.
                         TRANSFER

12.01  By Company.   This Agreement and the Franchise are fully
transferable by Company and shall inure to the benefit of any transferee or other legal successor to the interest of Company herein.

     12.02  Franchisee May Not Transfer Without Approval of
Company.   Franchisee understands and acknowledges that the
rights and duties created by this Agreement are personal to Franchisee or its owner and that Company has granted the rights set forth herein to Franchisee in reliance upon the individual or collective character, skill, aptitude, attitude, business ability, and financial capacity of Franchisee or its owner(s).
Any Residence developed pursuant to this Agreement (or any interest therein), or any Franchise (or any interest therein) granted pursuant to this Agreement, may not be transferred without the prior written approval of Company, and any such transfer without such approval shall constitute a breach hereof and convey no rights to or interests in this Agreement, Franchisee, the Residence licensed under this Agreement or the Franchise.

     12.03  Definition of "Transfer".   As used in this
Agreement, the term "transfer" shall mean and include the voluntary, involuntary, direct or indirect assignment, sale or other transfer by Franchisee or its owner of any interest in this Agreement, any part or all of the ownership of Franchisee, the Residence licensed under this Agreement or any interest in the Residence, or the Franchise or any interest herein granted pursuant to this Agreement, including, without limitation: (i) the transfer of ownership of capital stock or partnership interest; (ii) merger or consolidation, or issuance of additional securities representing an ownership interest in Franchisee;
(iii) sale of common stock, limited liability company interests, or partnership interests, of Franchisee sold pursuant to a private placement or registered public offering; (iv) transfer of interest in Franchisee, the Franchise granted pursuant hereto, or the Residence licensed under this Agreement, in a divorce proceeding or otherwise by operation of law; or (v) transfer of any interest in Franchisee, the Franchise granted pursuant hereto, or the Residence licensed under this Agreement, in the event of the death of Franchisee or an owner of Franchisee by will, declaration of or transfer in trust, or under the laws of intestate succession.

      12.04  Conditions for Approval of Transfer.   If Franchisee
and its owners are in full compliance with this Agreement, Company shall not unreasonably withhold its approval of a transfer that meets all the applicable requirements of this
Section 12.04. The proposed transferee or its owner must be an individual of good moral character and otherwise meet Company's then applicable standards for franchisees. A transfer of ownership in the Residence licensed under this Agreement may only be made in conjunction with a transfer of this Agreement. If the transfer is of a controlling interest in Franchisee, or is one
(1) of a series of transfers which in the aggregate constitute the transfer of a controlling interest in Franchisee, as a bare minimum, and without in any way limiting its discretion, Company may require prior to its consent that all of the following conditions must be satisfied prior to, or concurrently with, the effective date of the transfer: (i) the transferee must have sufficient business experience, aptitude, and financial resources to develop the Premises and operate the Residence; (ii) all obligations of Franchisee and its owner incurred in connection with this Agreement and the Franchise granted hereby must be assumed by the transferee; (iii) Franchisee must pay all Continuing Royalties, marketing contributions, termination payments, amounts owed for purchases by Franchisee from Company and its affiliates, and any other amounts of whatever nature owed to Company or its affiliates which are then due and unpaid; (iv) the transferee or its designated Directors and all new Directors as specified in ARTICLE III of this Agreement must have successfully completed Company's training program; (v) the lessors of the Premises must have consented to the assignment or sublease of the Premises to the transferee; (vi) the transferee must agree to bound by all terms and conditions of this Agreement; (vii) Franchisee or the transferee must reimburse
Company for all training and other expenses (including legal fees) reasonably incurred by Company in connection with the transfer; (viii) Franchisee and its transferring owner must execute a general release, in form satisfactory to Company, of any and all claims against Company, its affiliates and their officers, directors, employees and agents; (ix) Company must approve the material terms and conditions of the transfer, including, without limitation, a determination that the price and terms of payment are not so burdensome as to adversely affect the future development and operation of the Residence licensed under this Agreement by the transferee; (x) Franchisee and its transferring owner shall execute a non-competition covenant in favor of Company and the transferee agreeing that for a period of not less than three (3) years, commencing on the effective date of the transfer, it and/or they in strict accordance with provisions of Section 7.04 shall not have any interest as an owner, investor, lender, partner, director, officer, manager, employee, consultant, representative, or agent, or in any other capacity, in any business or commercial enterprise engaged in a Competitive Business located (a) within the Exclusive Area or (b) within a radius of twenty-five (25) miles from any other
Residence (wherever situated and operated by whomsoever) then in operation, under construction, or under lease or purchase commitment on the effective date of such transfer; (xi)
Franchisee and its owner must enter into an agreement with Company providing that all obligations of the transferee to make installment payments of the purchase price or interest thereon on Franchisee or its owner shall be subordinate to the obligations of the transferee to pay Continuing Royalties, marketing contributions, termination payments and obligations for purchases from Company or its affiliate; and (xii) the Premises be refurbished and/or redecorated to comply with then current standards.

     12.05  Excepted Transfers.    If the proposed transfer will
not result in a change of control and is to or among owners of Franchisee or to or among the immediate family members of Franchisee, Sub-Sections (i), (ii), (iv), and (v) of Section
12.04 shall not apply and Sub-Section (xi) of Section 12.04 shall not apply to good faith transfers by gift, bequest, or inheritance.

     12.06  Death or Disability  of  Franchisee.    Upon the
death or permanent disability of Franchisee or, if Franchisee is a corporation, limited liability company, or partnership, the owner of a controlling interest in Franchisee, the executor, administrator, conservator, or other personal representative of such person shall transfer its interest in this Agreement or such interest in Franchisee to either a fellow shareholder, member or partner, as the case may be, or a third party upon approval of such transferee by Company. The disposition of this Agreement or such interest in Franchisee (including, without limitation, transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed twelve (12) months from the date of death or permanent disability and shall be subject to all the terms and conditions applicable to transfers contained in Section 12.04, herein. Failure to dispose of this Agreement or the interest in Franchisee within said period of time shall constitute a breach of this Agreement.

     12.07  Effect of Consent to Transfer.    Company's consent
to a transfer of this Agreement or any interest in Franchisee subject to the restrictions of this ARTICLE XII shall not constitute a waiver of any claims it may have against Franchisee, nor shall it be deemed a waiver of Company's rights to demand exact compliance with any of the terms or conditions of this Agreement by any transferee. Further, Franchisee for itself and on behalf of its transferee does acknowledge and agree that Company's approval shall not be deemed to constitute a guaranty or warranty as to transferee's success in conducting the business contemplated herein.

     12.08  Company's Right of  First Refusal.    During the term
of this Agreement and for a period of one (1) year after its termination or if Franchisee has closed the Residence whether with or without the consent of Company, if Franchisee or its owner shall at any time determine to sell an interest in this Agreement or any part or all of the ownership of Franchisee, any interest in the Residence licensed under this Agreement (including all or substantially all of the assets constituting the

Residence), or the Franchise, or its owner obtains a bona fide, executed written offer from a responsible and fully disclosed purchaser, Franchisee shall promptly submit an exact copy of such offer to Company. Company shall have the right, exercisable by written notice delivered to Franchisee or its owner within thirty (30) days from the date of delivery of an exact copy of the offer to Company, to purchase the interest for the price and on the terms and conditions contained in the offer. In the event all or any part of the consideration offered to Franchisee for such interest shall consist of common or preferred stock or debt securities of any tendering entity, and in the event Company is either a "public company" or a "public reporting company" as those terms are defined under the federal securities laws, Company shall be deemed to have matched any such offer by offering the number of its common or preferred stock or debt securities with a market value equivalent to the market value of the securities of the entity making the offer to Franchisee or at Company's election, tendering cash in an amount equal to the market value of the securities of the entity making the offer to Franchisee. In the event Company is privately-owned, Company may substitute cash for any form of payment proposed in any offer. In the event all or any portion of the consideration offered to Franchisee consists of unique assets, Company shall be deemed to have matched any offer by offering cash in an amount equivalent to the market value of the unique assets tendered by the entity making the offer to Franchisee. Further, in the event payment includes any form of indebtedness, Company's creditworthiness shall be deemed equal to the credit rating of any proposed purchaser. Company shall have not less than ninety (90) days to prepare for closing and shall be entitled to all customary representations and warranties as set forth in Exhibits "A" and "B" of this Agreement. If Company does not exercise its right of first refusal, Franchisee or its owner may complete the sale to the proposed purchaser pursuant to and on the terms of such offer, subject to the Company's approval of the purchaser as provided in Sections 12.02 and 12.04 of this ARTICLE XII. Provided, if the sale to any purchaser is not completed within ninety (90) days after delivery of the offer to Company, or there is a material change in the terms and conditions of the sale, Company shall then again have the right of first refusal herein provided.

     12.09  Public or Private Offerings.    In the event
Franchisee shall attempt to raise or secure funds by the sale of securities (including, without limitation, common or preferred capital stock, bonds, debentures, limited liability company or partnership interests), Franchisee, recognizing that the literature used with respect thereto may reflect upon Company, agrees to submit all such sales literature or prospectuses to Company and to obtain the written approval of Company of the method of financing prior to any offering or sale of any securities.

     Each prospectus, circular, or other sales literature utilized in any securities offering shall, at Company's discretion, contain the following language in bold-face type on the first textual page thereof:

     "STERLING HOUSE CORPORATION and its affiliates have not passed upon the accuracy or adequacy of the statements made herein nor are they nor will they be responsible for the inaccuracy or inadequacy of the same. Neither STERLING HOUSE
CORPORATION nor its affiliates will share in any of the proceeds of this offering and make no recommendation respecting the advisability of purchasing the investment contemplated by this offering." Franchisee agrees to indemnify and hold Company, its affiliates, and their officers, directors, employees and agents harmless from any and all claims, demands or liabilities arising from the offer or sale of any securities, whether asserted by a purchaser of any of the securities or by a governmental agency. Company shall have the right to defend all claims asserted against it or the persons delineated herein.


                                    XIII.
                            RENEWAL OF FRANCHISE

     13.01  Franchisee's Right to Renew.    Upon expiration of
the initial term of this Agreement, if:

     A) Company elects to continue to maintain a Residence at the Premises;
     B) Franchisee maintains possession of and agrees to refurbish and redecorate the Premises, replace fixtures, furnishings, furniture, and equipment, and signs and otherwise modify the Residence to be in compliance with all specifications and standards then applicable under new or renewal franchises for Residences; or if Franchisee is unable to maintain possession of the Premises, or in the judgement of Company the Residence should be relocated, and

          Franchisee secures substitute premises approved by Company and agrees to develop such substitute premises in compliance with all specifications and standards then applicable under new or renewal franchises for Residences; and
     C) Franchisee has been in substantial compliance with all of the terms and conditions of this Agreement during the initial term and continues to be in substantial compliance up to the expiration hereof;

    Franchisee shall have the right to renew this Agreement for three
(3) terms of five (5) years each or for such other period as may be agreed to by Company and Franchisee. Each renewal shall be without payment of an Initial Franchise Fee, except that Company shall have the right to charge Franchisee reasonable charges for services it renders to Franchisee or expenses it incurs in conjunction with any renewal.

     13.02  Renewal Agreement/Releases.   To renew the Franchise,
Company, Franchisee and its owner(s) shall execute the then standard form of franchise agreement and any ancillary agreements then customarily used by Company in the granting or renewal of franchises for the operation of Residences with appropriate modifications to reflect the fact that the agreement relates to the grant of a renewal franchise. Franchisee and its owners shall also execute a general release, in form satisfactory to Company, of any and all claims against Company, its affiliates and their officers, directors, employees, and agents. Failure by Franchisee and its owner(s) to sign all agreements and releases within sixty (60) days after delivery thereof to Franchisee shall be deemed an election by Franchisee not to renew this Agreement.

                               XIV.
            TERMINATION OF AGREEMENT BY FRANCHISEE OR
                 CESSATION OF RESIDENCE OPERATION

     Franchisee understands and acknowledges that a material inducement to Company for entering into this Agreement is Franchisee's representation that it will diligently develop the Premises and the Residence thereon for the full term of this Agreement and Franchisee agrees that this Agreement shall not be terminated by Franchisee without good cause. For purposes hereof, "terminated by Franchisee" shall mean (i) the discontinuance of business at the Residence operated by Franchisee, (ii) changing or threatening to change the Residence operated by Franchisee to a different name, format, style, or use, (iii) willful disregard by Franchisee of the terms and provisions of this Agreement, or (iv) transferring or threatening to transfer any of Franchisee's rights under this Agreement or to the Residence licensed hereunder and operated by Franchisee, to a person or entity not approved by the Company in accordance with the provisions of ARTICLE XII hereof.

     14.01  Termination for Good Cause.   Nothing herein shall be
construed to prevent Franchisee from terminating this Agreement for good cause. For purposes hereof, the term "good cause" shall be deemed to mean a material breach of this Agreement by the Company which is not cured within thirty (30) days after the Company actually receives written notice required hereunder from Franchisee, or in the event such default cannot be cured within such thirty (30) day period, the Company shall not have commenced to cure such default within thirty (30) days and diligently continued thereafter to attempt to cure such default. If any material breach consists of the failure by the Company to provide any service or training assistance required hereunder, then the breach shall be deemed fully cured upon the tendering of performance by the Company of the services or assistance within
(30) days after receiving notice thereof, but the Company shall not be under any obligation to compensate Franchisee for any lack or deficiency in past services or assistance.

     14.02.  Economic Out Provision.   In the event that in
accordance with generally accepted accounting principles reasonably applied in a consistent manner by Franchisee, and with the concurrence of the Company which shall not be unreasonably withheld, it is determined that the Residence licensed hereunder has not been, for two (2) consecutive years, operated at a profit (profit being defined as generating sufficient revenue to cover all direct cash operating costs incurred in the ordinary course of business at the Residence level), then Franchisee may, at its option, terminate this Agreement. In such event, Franchisee shall immediately comply with the provisions of ARTICLE XVI, hereof, and for a period of two (2) years thereafter, the Premises may not be utilized by Franchisee or any business entity, organization, or venture in which Franchisee or its owners have a direct or indirect interest who shall operate the Premises and facility as a Competitive Business. Provided, the subsequent sale, transfer or assignment of the Premises or closed facility shall be subject to the terms and conditions set forth in Section 12.08, herein, for a period of one (1) year commencing with the last day the facility is operated as a STERLING HOUSE assisted living facility.

                                XV.
                    TERMINATION OF THE FRANCHISE

     15.01  Grounds of Termination.    This Agreement shall
terminate automatically upon delivery of notice of termination to Franchisee, if Franchisee or its owners (or any shareholder, member or partner, if Franchisee is a corporation, limited liability company or partnership):

     A) Abandons or fails to actively operate the Residence licensed under this Agreement;
     B) Surrenders or transfers control of the operation of the Residence licensed under this Agreement;
     C) Has made any material misrepresentation or omission in its application for the Franchise;
     D) (or any shareholder, manager, member or partner, if Franchisee is a corporation, limited liability company, or partnership, and if Franchisee fails to terminate such owner's interest in Franchisee, as the case may be, within ninety (90) days thereof) is convicted of or pleads nolo contendere or the equivalent thereof to a felony or other crime or offense or is subject to any administrative injunction, order, or decree that is likely to adversely affect the System, the Marks, the goodwill associated therewith, Company's interest therein, or the reputation of Franchisee or the Residence licensed under this Agreement;
     E) Makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, has an involuntary petition in bankruptcy filed against it (which is not released within ninety [90] days), or fails to pay its debts and obligations as they mature in accordance with normal business practices;
     F) Makes an unauthorized assignment or transfer of this Agreement, the Franchise, the Premises, the Residence licensed under this Agreement, or an ownership interest in Franchisee;
     G) Is a party to any other franchise agreement with Company for which Company has delivered to Franchisee a notice of termination in accordance with its terms and conditions for cause (except for a termination based upon a failure to satisfy an area development quota);

     H) Makes any unauthorized use of the Marks or unauthorized use or disclosure of the Confidential Information or any portion thereof;
     I) Fails or refuses to comply with any mandatory specification, standard, or operating policy or procedure prescribed by Company relating to the operation of the Residence licensed under this Agreement, violates any health, safety, housing or sanitation law, ordinance, or regulation and does not correct such failure or refusal within seventy-two (72) hours after written notice thereof is delivered to Franchisee or fails to notify Company in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of Franchisee or the Residence or of any notice of violation of any law, ordinance, or regulation relating to unfair or deceptive trade practice, housing or care for the elderly, or health or sanitation at or in conjunction with the Residence;
     J) Employs or attempts to employ, either directly or indirectly, in violation of Section 3.04, any person who Franchisee knows or should have known was employed or at such time is employed by Company or any other franchisee of Company without first obtaining the written consent of Company or other franchisee of Company; or
     K) Fails on three (3) or more separate occasions, within any period of twelve (12) consecutive months, to submit when due any reports or other data, information or supporting records; to pay when due the Continuing
         Royalties, marketing contributions, or other payments due hereunder to Company or its affiliates; or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to Franchisee.
         This Agreement shall terminate without further action by Company or notice to Franchisee, if Franchisee or its owner:

    A) Fails to accurately report the Net Revenues of the Residence licensed under this Agreement or fails to remit payments of any amounts due Company for Continuing Royalties, marketing contributions, or any other amounts due to Company or its affiliates hereunder, and does not correct such failure within ten
          (10) days after written notice of such failure is delivered to Franchisee; or
     B) Fails to timely meet any of the development, construction and/or pre-opening obligations set forth in Schedule "1" (hereinafter referred to as a "Development Default") or to comply with any other provision of this Agreement or mandatory specification, standard, or operating policy or procedure prescribed by Company and does not:

     1) correct such failure within fifteen (15) days after written notice of such failure to comply is delivered to Franchisee; or
     2) if such failure (other than Development Default) cannot reasonably be corrected within fifteen (15) days after written notice of such failure to comply is delivered to Franchisee, undertake efforts to bring the Residence licensed under this Agreement into full compliance, and furnish proof acceptable to Company of such efforts and the date of their expected completion, within ten (10) days after written notice is delivered to Franchisee.

     15.02  Efforts to Resolve Termination Disputes Other
Than by Termination. Any acts of Company undertaken in the course of efforts to resolve a termination dispute, or a dispute for which termination is a possible remedy, shall be deemed to have been undertaken without prejudice to the rights asserted by Company and shall not constitute a waiver or relinquishment of those rights. In the event Franchisee continues to engage in franchised operations while a dispute is pending, that fact, and/or the receipt of monthly payments and/or the furnishing by Company of information and service essential to such operations, shall not constitute a waiver or relinquishment of Company's rights. Company may, at its option and without waiving its right to terminate, seek any form of relief or remedy available to it under common law or statute for any breach of this Agreement including, but not limited to, the right to damages, injunctive relief, declaratory orders or specific performance.

                               XVI.
         RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISEE UPON
         TERMINATION OR EXPIRATION OF THE FRANCHISE

     16.01  Payment of Amounts Owned to Company.    Franchisee
shall pay to Company within fifteen (15) days after the effective date of termination or expiration of this Agreement, or such later date when the amounts due to Company are determined, such Continuing Royalties, marketing contributions, amounts owed for purchases by Franchisee from Company or its affiliates, interest due on any of the foregoing and all other amounts owed to Company or its affiliates which are then unpaid.

     16.02  Marks.   After the termination or expiration of
this Agreement, Franchisee shall:

     A) Not directly or indirectly at any time or in any manner identify itself or any business as a current or former Residence operator, or as a franchisee or licensee of or as otherwise associated with Company (other than under other franchise agreements with Company), or use any of the Marks, any colorable imitation thereof, or other indicia of a Residence in any manner or for any purpose, or utilize for any purpose any trade dress, trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with Company;

      B) Remove all signs, sign faces, and deliver to Company all marketing materials, and other materials containing any Mark or otherwise identifying or relating to a Residence;
     C)   Remove all Marks, if any, affixed to uniforms;
     D) Take all action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to Franchisee's use of any Mark;
     E) Notify the telephone company and all listing agencies of the termination or expiration of Franchisee's right to use any telephone number and any regular, classified or other telephone directory listings
          associated with any   Mark and authorize transfer of
          same to or at the direction of Company. Franchisee acknowledges that as between Company and Franchisee, Company has the sole right to and interest in all telephone numbers and directory listings associated with any Mark and Franchisee authorizes Company, and hereby appoints Company and any officer designated by Company as its attorney-in-fact, should Franchisee fail or refuse to do so, to direct the telephone company and all listing agencies to transfer the same to Company or at its direction, and the telephone company and all listing agencies may accept such direction or this Agreement as conclusive of the exclusive rights of Company in such telephone numbers and directory listings and its authority to direct their transfer,
           and
     F) Furnish to Company, within thirty (30) days after the effective date of termination or expiration, evidence
         satisfactory to Company of   Franchisee's compliance
         with the foregoing obligations.

     16.03  Modification of Residence Design and Decor.   Upon
expiration or termination of this Agreement without renewal, Franchisee shall modify the interior and exterior design (which may include removal of the building's cupola), decor, and color scheme of the Residence licensed under this Agreement in a manner acceptable to Company so that it no longer suggests or indicates a connection with the System or any rights and privileges granted by this Agreement.

      16.04   Cessation of  Use of Confidential Information.
Upon termination or expiration of this Agreement, Franchisee will immediately cease to use any Confidential Information disclosed to Franchisee pursuant to this Agreement in the operation of the Residence licensed under this Agreement, or any business or commercial enterprise engaged in any Competitive Business, or other similar business, or capacity and shall return to Company all copies of the Operations Manual and any other confidential materials which may have been loaned to Franchisee by Company.

     16.05  Company has Right to Purchase the Residence.    In
addition to the rights provided to Company under Section 12.08, upon termination of this Agreement, other than in accordance with
Section 14.01, Company shall have the option, exercisable by giving written notice thereof within thirty (30) days from the date of such termination to purchase from Franchisee all the assets of the Residence licensed under this Agreement. Assets shall include, without limitation and as the case may be, land, building, fixtures, inventories of saleable merchandise, materials, supplies, leasehold improvements, fixtures, furniture, furnishings, equipment, signs and Franchisee's lease for the Premises. Company shall have the option to purchase the capital stock of Franchisee instead of the assets of the Residence. In the event Franchisee owns the Premises, Franchisee shall grant to Company or its assignee a standard commercial lease at fair market rental for an initial term of ten (10) years with not less than two (2) five (5) year renewal options. Company shall have the unrestricted right to assign its option to purchase. Company or its assignee shall be entitled to all customary warranties and representations in connection with its asset or stock purchase as set forth in Exhibits "A" and "B" of this Agreement. The purchase price for the assets of the Residence (or the capital stock of the Franchisee) shall be determined as follows: Company shall appoint one (1) qualified individual as an appraiser and Franchisee shall appoint one (1) qualified individual as an appraiser. The appraisers so appointed shall determine the fair market value of the assets of the Residence or the capital stock of Franchisee, as the case may be. In the event these two (2) appraisers are unable to agree upon the fair market value of the assets or capital stock, as the case may be, within thirty (30) days after their appointment, they shall mutually select and designate one (1) additional appraiser for this purpose whose appointment and determination shall be binding upon all parties. In the event any appraiser should become unable or unwilling to serve, a substitute shall be appointed by the party originally selecting him.
In the event that the two (2) appraisers first appointed shall be unable to agree upon a third appraiser, such appraiser shall be appointed by the most senior federal judge presiding at the federal district court located in Wichita, Kansas.

	The purchase price may be paid, at the option of Company, in cash, a promissory note, Company's capital stock, or by any combination of cash, notes, and capital stock. Franchisee acknowledges and agrees that any capital stock delivered by Company in partial or complete payment of the purchase price may not thereafter be freely transferable by Franchisee without registration of the capital stock, the obtaining of an exemption from registration, and/or the rendering of an opinion of counsel satisfactory to Company's counsel that the capital stock may subsequently be transferred without registration. Accordingly, any capital stock issued in full or partial payment of the purchase price shall bear a legend setting forth this restriction.

     The closing shall take place no later than ninety (90) days after receipt by Franchisee of Company's notice of exercise of this option to purchase, at which time Franchisee shall deliver instruments transferring to Company or its assignee:

     A) Good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to Company or its assignee) with all sales and other transfer taxes paid by Franchisee; and
     B) All licenses and permits for the Residence which may validly be assigned or transferred.

     In the event that Franchisee cannot deliver clear title to all of such purchased assets, or in the event there shall be other unresolved issues, the closing of the sale shall be
accomplished by means of an escrow.   Further, Franchisee and
Company shall, prior to closing, comply with the applicable Bulk
Sales provisions of the Uniform Commercial Code of the state where the Residence is located. Company shall have the right to set off against and reduce the purchase price by any and all amounts owed by Franchisee to Company. If Company exercises its option to purchase, then pending the closing of such purchase as hereinabove provided, Company shall have the right to appoint its own Director to maintain the operation of such purchased
Residence. Alternatively, Company may require Franchisee to close the Residence during such time period without removing any assets therefrom.

     16.06  Continuing Obligations.    All obligations of
Company and Franchisee which expressly or by their nature survive the expiration or termination of this Agreement (for example, the non-competition covenant provided for in Section 7.04, herein) shall continue in full force and effect subsequent to and notwithstanding this Agreement's expiration or termination and until they are satisfied in full or by their nature expire.

                            XVII.
       TEMPORARY DE-IDENTIFICATION OF THE RESIDENCE
     In lieu of immediately exercising its rights to terminate this Agreement, as set forth in ARTICLE XV, herein, and in Company's sole discretion, Company may execute an agreement with Franchisee calling for the temporary de-identification of the Residence licensed under this Agreement as a franchised Residence (hereinafter referred to as the "De-Identification Agreement"). The De-Identification Agreement shall be in a form prescribed by Company, shall set forth all required licensing, repair, replacement, refurbishing, remodeling, and/or additions and/or deletions in the accommodations, goods or services offered, which must then be completed by Franchisee and shall prescribe a timetable in which Franchisee must cure all defaults under this Agreement, and complete such repair, replacement, refurbishing, and/or remodeling.

     During the term of the De-Identification Agreement, the Franchisee shall:
     A) Cover all of the Residence's signs containing the Marks, whether located on the exterior or in the interior of the Premises of the Residence;
     B) Cease all marketing of the Residence as a STERLING HOUSE assisted living facility;
     C) Cease all representations to the public and its tenants/residents that the Residence is a STERLING HOUSE assisted living facility; and
     D) Prominently display signs and notices in the Residence in such manner and in a form as may be prescribed by Company indicating that the Residence is temporarily not affiliated with the STERLING HOUSE franchise system while Franchisee is undertaking improvements to bring it into compliance with the standards and specifications required of all STERLING HOUSE assisted living facilities. During the term of the De-Identification Agreement, Franchisee may continue to use all expendable supplies containing the Marks.

     During the term of the De-Identification Agreement, Franchisee shall not be required to make Continuing Royalty payments and marketing contributions required hereunder, except for any amounts already due at the time of execution of the De-Identification Agreement. The term of this Agreement shall continue to run during, and shall not be extended by, the term of the De-Identification Agreement. In the event Franchisee fails to comply with all of the terms and conditions of the De-Identification Agreement, or if upon expiration of the De-Identification Agreement, if Franchisee has not completed all required licensing, repairs, replacement, refurbishing, remodeling, and/or additions and/or deletions in the accommodations, goods or services offered, Company may proceed to terminate this Agreement as set forth in ARTICLE XV, herein.

                                XVIII.
                 CASUALTY LOSS OR CONDEMNATION

     18.01  Casualty Loss.   If the Residence licensed hereunder
is damaged by fire or other casualty, Franchisee shall, at its cost, expeditiously repair the damage as soon as possible after the occurrence thereof. In the event the casualty loss requires the closing of the Residence for more than three (3) consecutive months, then, unless repair and reconstruction work has commenced in earnest within the three (3) month period and unless the Residence is re-opened in full operation no later than one (1) year after the date of the casualty loss, this Agreement shall terminate automatically without necessity of notice to Franchisee. Provided that, in lieu of reconstructing and re-opening the damaged Residence as required hereby, Franchisee may construct and open a different Residence within the Exclusive Area within one (1) year after the date of such casualty loss. The substituted Residence shall be exempt from the Initial Franchise Fee requirement otherwise provided for in this Agreement.

     18.02  Condemnation Proceedings.   Franchisee shall give
Company written notice as soon as it receives any knowledge of any condemnation or exercise of the power of eminent domain, or threat thereof, by any governmental agency or authority. If, in the reasonable opinion of Company, a substantial part of the Residence licensed under this Agreement is to be condemned or taken under eminent domain and the portion not so taken or condemned could not be operated practicably and profitably as a Residence, Company shall give good faith consideration to transferring the Franchise granted hereunder to another location reasonably near the condemned Residence which decision shall be made by Company not more than four (4) months after Company's determination of the impact of the condemnation. If a transfer of the Franchise is authorized by Company and Franchisee opens for business at another location within one (1) year of the closing of the condemned or taken Residence, the substituted Residence shall be deemed to be open under this Agreement in the same manner and for the same term as was the previous Residence. In the event Franchisee has used its best efforts to vigorously replace a condemned location but has been unable to do so on account of its failure to obtain the requisite licenses and permits for another location, Company may, but shall not be required to, grant additional time for Franchisee to open another
location.   If any condemnation or eminent domain proceeding
takes place and no new location, for any reason, whatsoever, becomes franchised in strict accordance with this Section 18.02, then this Agreement shall terminate automatically without notice to Franchisee.

                               XIX.
                           ENFORCEMENT

     19.01.  Severability and Substitution of Valid Provisions.
  Except as expressly provided to the contrary herein, each part, section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any provision of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final ruling issued by any court, agency, or tribunal with competent jurisdiction in a proceeding to which
Company  is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this
Agreement as may remain otherwise intelligible, which shall then continue to be given full force and effect and bind the parties hereto. Provided, any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Franchisee is a party thereto, or otherwise upon Franchisee's receipt
of a notice of non-enforcement thereof from Company.   To the extent
that ARTICLE VII, or any section, or portion, or clause thereof, is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but same may be made enforceable by reducing any or all thereof, Franchisee and Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

     If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or non-renewal of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard, or operating procedure prescribed by Company is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provisions, specification, standard, or operating procedure to the extent
required to be valid and enforceable.    Franchisee agrees to and
shall be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any specification, standard or operating procedure prescribed by Company, any portion or portions which a court may hold to be unenforceable in a final decision to which Company is a party, or from reducing the scope of any promise or covenant to the extent required to comply with any court order. All modifications to this Agreement shall be effective only in such jurisdiction, unless Company elects to give them greater applicability, and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

     19.02  Waiver of Obligations.   Company and Franchisee may by written
instrument unilaterally waive or reduce any obligation of or restriction imposed upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Whenever this Agreement requires Company's prior approval or consent, Franchisee shall make a timely written request therefor, and such approval shall be obtained in writing. Company makes no warranties or guaranties upon which Franchisee may rely, and assumes no liability or obligation to Franchisee, by granting any waiver, approval, or consent to Franchisee or by reason of any neglect, delay, or denial of any request therefor. Any waiver granted by Company shall be without prejudice to any other rights Company may have, will be subject to continuing review by Company, and may be revoked, in Company's sole discretion, at any time and for any reason, effective upon delivery to Franchisee of written notice of the revocation.
      ?
     Company and Franchisee shall not be deemed to have waived or impaired any right, power, or option reserved by this Agreement
(including, without limitation, the right to demand exact compliance with every term, condition, and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal, or neglect of Company or Franchisee to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any mandatory specification, standard, or operating procedure; any waiver, forbearance, delay, failure, or omission by Company to exercise any right, power or option, whether of the same, similar or a different nature, with respect to the Residence licensed under this Agreement; or the acceptance by Company of any payments due from Franchisee after any breach of this Agreement.

     19.03  Limitations on Liability.   Unless stated to the
contrary elsewhere herein, neither Company nor Franchisee shall be liable for any loss or damage nor deemed to be in breach of this Agreement if its failure to perform its obligations results from:

     A) Transportation shortages, inadequate supply of equipment, merchandise, supplies, labor, material, or energy, or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations, or instructions of any federal, state, or municipal government or any department or agency thereof;
     B)   Acts of  God;
     C)   Acts of  omissions of the other party;
     D)   Fires, strikes, embargoes, war, or riot; or
     E)   Any other similar event or cause.
Any delay resulting from any of the above causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that these causes shall not excuse payments of amounts owed at the time of any occurrence or payment of Continuing Royalties due on any revenues arising from the operation of the Residence thereafter.

     19.04  Specific Performance/Injunctive Relief.   Nothing
herein contained shall bar Company's or Franchisee's right to obtain specific performance of the provisions of this Agreement and to obtain injunctive relief against threatened conduct that will cause it loss or damages, under customary equity rules, including applicable rules for obtaining restraining orders and
preliminary injunctions.   Franchisee agrees that Company may
obtain injunctive relief, without bond, but upon due notice, in addition to all further and other relief as may be available at equity or law. Franchisee further agrees that its sole remedy in the event of the entry of an injunction, shall be the dissolution of the injunction, if warranted, upon hearing duly had and all claims for damages by reason of the wrongful issuance of any injunction are expressly waived hereby unless the waiver of damages is against the public policy of the forum in which the proceeding was brought.

     19.05 Rights of Parties are Cumulative. The rights of Company and Franchisee hereunder are cumulative and no exercise nor enforcement by Company or Franchisee of any right or remedy hereunder shall preclude the exercise or enforcement by Company or Franchisee of any other right or remedy hereunder or which Company or Franchisee is entitled by law or equity to enforce.

     19.06  Governing Law/Consent to Jurisdiction.    Except to
the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051, et seq.), this Agreement and the Franchise shall be governed by the laws of the State of Kansas. Franchisee acknowledges that it has and will continue to develop a substantial and continuing relationship with Company at its principal offices in Kansas, where Company's decision-making authority is vested and franchise operations are conducted and supervised. Franchisee further agrees that Company may institute any action against Franchisee and that Franchisee shall be required to institute any and all legal proceedings arising out of or relating to this Agreement in the state or federal courts having jurisdiction therefor in the State of Kansas, located in Wichita, Kansas, and Franchisee irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction or venue of that court.

     19.07  Binding Effect/Modification.   This Agreement is
binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest, and shall not be modified except by written agreement signed by both Franchisee and Company.

     19.08  Construction.   The preambles and Exhibit(s) are a
part of this Agreement which constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between Company and Franchisee relating to the subject matter of this Agreement. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

     The headings of the several articles and sections hereof are for convenience only and do not define, limit, or construe the contents of any articles or sections.

     19.09  Definitions.   In addition to the words and terms
defined in the recitals and elsewhere in this Agreement, the words and terms defined as follows in this Section 19.09 shall, for all purposes of this Agreement, have the meanings herein specified, except as otherwise expressly provided or unless the context otherwise requires:

     A) The term "affiliate" as used herein is applicable to any company directly or indirectly owned or controlled by Company that sells or rents products, renders services, or otherwise transacts business with Franchisee.
     B) The term "Franchisee" as used herein is applicable to one (1) or more persons, a corporation, a limited liability company, a limited partnership, or a general partnership, as the case may be, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine. If two (2) or more persons are at any time the Franchisee hereunder, whether or not as partners or joint ventures, their obligations and liabilities to Company shall be joint and several. References to "Franchisee," "owner" and "transferee" which are applicable to an individual or individuals shall mean, unless expressly made applicable to all shareholders, members and partners, the owners of Franchisee or the transferee (i.e., any person owning of record or beneficially five percent [5%] or more the equity or control of Franchisee) if Franchisee or the transferee is a corporation, limited liability company or partnership.

     19.10  Counterparts.     This Agreement may be executed in
multiple copies, each of which shall be deemed an original.
     19.11 Consent. Company shall have the absolute right to refuse any request by Franchisee or to withhold its approval of any action by Franchisee for any reason whatsoever, provided such discretion shall not be exercised in an arbitrary or capricious manner.

                              XX.
                   NOTICES AND PAYMENTS

     All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Operations Manual shall be deemed to be delivered at the time delivered by hand, one (1) business day after transmission by telegraph or comparable electronic system, or three (3) business days after being placed in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and in any event until notified in writing to the contrary addressed to the respective parties as follows:

     If to Company:           President
                              STERLING HOUSE CORPORATION
                              Suite 500
                              453 S. Webb Road
                              Wichita, KS  67207

     If to Franchisee:  Colorado Springs Assisted Living, L.L. C.
                        260 N. Rock Road #260
                        Wichita, KS 67206




All payments and reports required by this Agreement shall be directed to Company at the address notified to the Franchisee from time to time, or to such other persons and places as the Company may direct from time to time. Any required payment or report not actually received by Company during regular business hours on the date due (or postmarked by postal authorities as of the due date) shall be deemed delinquent.

     IN WITNESS WHEREOF, the parties hereto have executed, sealed, and delivered this Agreement in one (1) or more counterparts on the day and year first above written.


                              STERLING HOUSE CORPORATION

                               By: /s/ Steven L. Vick
                               -----------------------
                                Title:/s/ President

                                   "Company"


                                 If an individual:



                                  "Franchisee"


                             If a Partnership, Limited Liability
                             Company or Corporation:

WITNESS                Colorado Springs Assisted Living, L.L.C.
                                   (Name of Entity)

By:  /s/ R. Gail Knott                By:  /s/Robert A. Brooks
Title: CFO                            Title: Managing Member

                                       "Franchisee"
                         SCHEDULE "1"
              TO FRANCHISE AGREEMENT BY AND BETWEEN
                    STERLING HOUSE CORPORATION

           AND Colorado Springs Assisted Living, L.L.C.
                      DATED April 11, 1996

     The respective Residence development deadlines referred to in Section 2.03 of the above captioned Agreement shall be:

                                         Date Requirement Shall
Requirement                                  be Completed by:

A)   Secure a suitable site for the Residence
     in accordance with the provisions of
     Section 2.01;                             Completed
B)   Secure all financing required to fully
     develop the Residence;                    Completed
C)   Obtain all required building, utility,
     sign, health, sanitation, business permits
     and residential care licenses, and any
     other required permits and licenses and
     commence construction;                    Completed
D)   Construct the Residence in compliance
     with the Plans;                            4/11/97
E)   Purchase and install all required fixtures,
     equipment, furniture, furnishings, supplies,
     signs, and other items necessary for completion
     and opening of the Residence as specified in
     the Plans and the Operations Manual;       4/11/97
F)   Commence initial marketing activities as
     required by the Operations Manual;         4/11/97
G)   The Director and the staff successfully
     complete all training; and                 4/11/97
H)   Open the Residence for business in accordance
     with the provisions of Section 1.04.       4/11/97

ACKNOWLEDGED:

STERLING HOUSE CORPORATION:          FRANCHISEE:

                       Colorado Springs Assisted Living, L. L. C.


By     R. Gail Knott              By     Robert A. Brooks
Title:    CFO                     Title:      Managing Member

                            EXHIBIT "A"
               MINIMUM ASSET PURCHASE WARRANTIES

     Except as expressly set forth on the attached schedule, Seller does represent and warrant that:

     A) Seller is a duly organized and validly existing (insert form of business entity) in good standing under the laws of the State of _____________.
     B) Seller is duly authorized to execute and deliver this Agreement, perform the covenants on its part herein contained, consummate the transactions contemplated hereby, and execute, deliver, and perform all documents and instruments to be executed and delivered by it pursuant hereto, an all required action in respect to the foregoing has been taken. Owners (the partners, members, etc.) are the sole owners of Seller. Neither Seller nor owners are subject to any restriction, agreement, law, judgment, or decree which would prohibit or be violated by the execution, delivery, and performance of this Agreement.
     C) Seller has, and on the closing date will have, good and marketable title to all of the purchased assets free and clear of all liens, encumbrances, and restrictions of every kind and description. Immediately following closing and delivery of the closing documents provided for in this Agreement, good and marketable title to all of the purchased assets shall vest in Purchaser, free and clear of all liens, encumbrances, and restrictions except such as may be created by Purchaser.
     D) There are no contracts, agreements, or continuing obligations of Seller or owners, or threatened or contingent liabilities of any nature whatsoever in respect to the Residence(s), the business therein conducted, or purchased assets which will survive the closing and in any manner bind or affect Purchaser or the purchased assets.

     E) There are no judgments of record, nor any litigation or administrative proceedings pending, or to Seller's or owners' knowledge, threatened against or relating to owners, Seller, or the purchased assets nor does Seller or owners know or have reasonable grounds to know any basis for any such action which have not been disclosed in an exhibit hereto.
      F) All representations, warranties, indemnities, and covenants by Seller and owners herein or in any document delivered hereunder shall, except as affected by the transactions contemplated hereby, be true and in effect as the closing date as though same were remade as of such time, and all shall survive the closing hereof.
     G) All of the fixed or tangible purchased assets (including, but not limited to, equipment, furniture, furnishings, signs, fixtures, and leasehold improvements) are in good condition, repair, and working order as of the date hereof, subject to ordinary wear and tear.
     H) The Bulk Sales Affidavit attached hereto as Exhibit "____" contains a true, correct, and complete list of all creditors of Seller as of the date thereof within the purview of
Article 6 (Bulk Transfers) of the Uniform Commercial Code as adopted in the State of ___________________________.
    I) Neither this Agreement nor the transaction contemplated by this Agreement was induced or procured through any person, firm, corporation, or other entity acting on behalf of, or representing Seller or owners as broker, finder, investment banker, financial advisor, or in any similar capacity.

     J) Seller/Franchisee is not aware of any conditions existing or resulting from activities associated with Seller/Franchisee or any predecessor's activities, including, without limitation, matters relating to air, soil contamination and water pollution, solid wastes, toxic substances, occupational health studies, matters relating to waste disposal practices, ground water and soil monitoring, written communications with federal, state and local environmental agencies and all existing, pending or anticipated violations, citations, claims, and complaints relating to or resulting from activities associated with the business of Seller/Franchisee or conditions existing on the real property ("Environmental Matters"). To the best of Seller/Franchisee's knowledge and belief:

     1) The real property and the improvements thereon and the use and operation thereof are currently in compliance with all applicable federal, state and local laws, regulations, ordinances and requirements relating to health, safety, and protection of the environment, and Seller/Franchisee possesses and is in compliance with all permits required thereby;

     2) There has been no spillage or leaks associated with the filling, draining, or use of any underground storage tanks;

     3) Seller/Franchisee has never generated, transported, treated, stored or disposed of, nor in any manner, arranged for disposal or treatment of any Hazardous Substances (as hereinafter defined) on the real property and there is no Hazardous Substances present on, in or under the real property. "Hazardous Substances" for purposes of this Agreement shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901, et seq.; and/or any other applicable federal, state or local law, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including, but not limited to, crude oil or any fraction thereof;
(iii) asbestos in any form or condition; and (iv) any radioactive material, including, but not limited to, any source, special nuclear or byproduct material as defined at 42 U.S.C. Subsection 2011, et.seq., as amended or hereafter amended;

     4) Seller/Franchisee is not and has not been subject to, or received any notice of, any private, administrative or judicial action, relating to the presence or alleged present of Hazardous Substances in, under, upon or emanating from the real property and does not know and has no reason to know of any basis for any such notice or action; and there are no pending or known or suspected threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other person or entity regarding any matter relating to health, safety, or protection of the environment;

     5) There has not been and there is not any known or suspected past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any federal, state or local law, regulation, ordinance or requirement relating to health, safety or protection of the environment or which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the real property based on any federal, state or local law, regulation, ordinance or requirement relating to health, safety or protection of the environment or violation or alleged violation thereof;

     6) Seller/Franchisee does not own, possess, or control any polychlorinated biphenyls ("PCB" ) or PCB contaminated fluids or equipment, nor does any facility owned or operated by Seller/Franchisee contain in or on its premises any waste, scrap, raw material, work-in-progress, inventory, product, residue or other material or substance containing PCB;

     7) Seller/Franchisee does not own, possess, or control any asbestos or any materials containing asbestos at the real property, nor does such facility contain in or on its premises any waste, scrap, raw material, work-in-progress, inventory, product, residue, structural members, insulation, roofing material, building component, or other material or substance containing asbestos; and Seller/Franchisee hereby waives, releases and agrees not to make any claim or bring any cost recovery action against Company/Purchaser under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, et seq. or any state equivalent or any similar law now existing or hereafter enacted, except to the extent that the condition or circumstance giving rise to such claim or action was in no manner related to any condition or circumstance existing (to the extent determined by a court of competent jurisdiction) as of or prior to the closing date. The parties agree that the burden of proving that such a condition or circumstance did not exist at or prior to the closing date shall be on Seller/Franchisee.

                          EXHIBIT "B"

MINIMUM STOCK PURCHASE WARRANTIES

     Except as expressly set forth on the attached schedule, Seller does not represent and warrant:
     A) Seller/Franchisee is a duly organized and validity existing __________ (insert form of business entity) under the laws of the State of ___________, of which there are _________________________ issued and outstanding
____________________________ (shares/interests).
     B) Seller/Franchisee has no subsidiaries. [Alternatively, the subsidiaries should be listed and all representations and warranties should apply to such subsidiaries.]
     C) Seller/Franchisee has the legal capacity to execute and deliver this Agreement, perform the covenants on his part herein contained, consummate the transaction contemplated hereby, and execute and deliver and perform all documents and instruments to be executed and delivered by him pursuant hereto. When executed and delivered, this Agreement and all such documents and instruments will constitute valid and binding obligations of Seller/Franchisee, enforceable against him in accordance with their respective terms.
     D) The ___________________ shares/interests are duly issued and outstanding, fully paid, are non-assessable and comprise all of the issued and outstanding equity ownership interests of Seller/Franchisee. There are no warrants, options, conversion rights or privileges, or any other rights (whether at equity or law) as to equity ownership interests of Seller/Franchisee.
     E) True, correct, and complete copies of the Corporate Charter or Certificate of Incorporation and the Bylaws or Certificates of Limited Partnership or Limited Liability
Company, as applicable, of Seller/Franchisee, and all amendments thereto have been furnished by Seller/Franchisee to Company/Purchaser. The meeting minutes and ownership interests transfer ledger of Seller/Franchisee have been exhibited to Company/Purchaser, and the same constitute a complete and accurate record of all proceedings taken by the owners and directors/managers and a complete and accurate record of all issuances and transfers of ownership interests.

     F) Seller/Franchisee has been and is operated in compliance with all applicable federal, state, and local laws, ordinances, and license requirements.
    G) The transaction contemplated by this Agreement will not result in the revocation, suspension, or limitation of any license issued to Seller/Franchisee.
     H) Seller/Franchisee is the sole legal and beneficial owner of the ownership interests and has good and marketable title to the ownership interests, free and clear of all liens, security interests, charges, covenants, conditions, agreements, encumbrances, pledges, restrictions, adverse claims and defenses of every kind and description. Immediately following delivery of the closing documents provided for herein, good and marketable title to the ownership interests shall vest in Company/Purchaser, free and clear of all liens, security interests, charges, covenants, conditions, agreements, encumbrances, pledges, restrictions, adverse claims and defenses, except such as may be created by Company/Purchaser.
     (i) The financial statements attached hereto as Exhibit "______" fairly and accurately present the financial position of Seller/Franchisee as of the dates set forth in such financial statements and the results of operation of Seller/Franchisee for the periods covered by such financial statements except as shown in Exhibit "_____" hereto. Since ___________ (date): (i) there has been no material adverse change in the financial condition, assets or liabilities or business of Seller/Franchisee; (ii)
there have been no liabilities or obligations incurred by Seller/Franchisee other than in the ordinary course of business;
(iii) no dividends or other distributions in respect of the
equity ownership of Seller/Franchisee have been declared, set aside, or paid; and (iv) no indebtedness for borrowed money has been incurred by Seller/Franchisee.
     J) There are no unfulfilled or executory contracts, agreements, or commitments of Seller/Franchisee which are not described in an exhibit attached hereto.
     K) The execution and delivery of this Agreement and the performance of or compliance with the terms and provisions of this Agreement and all documents and instruments contemplated hereby will not violate, conflict with, or result in a breach of, any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws or other applicable organizational documents of Seller/Franchisee or any law, statute, regulation or order, or any agreement, or any other restrictions of any kind or character, to which Seller/Franchisee is a party or by which it may be bound, and will not constitute a default thereunder or permit acceleration of performance thereunder or result in the declaration or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the assets of
Seller/Franchisee.
    L)  Exhibit "_____" sets forth a true and complete copy of all leases and subleases to the Residence(s).  Each lease is valid, subsisting, and enforceable in accordance with its terms, and neither Seller/Franchisee nor any other party to any of the leases is in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied under any such lease, nor has Seller/Franchisee given or received any notice of any claimed default.
     M)  Neither this Agreement nor the transaction contemplated by this Agreement was induced or procured through any person, firm, corporation, or other entity acting on behalf of, or representing Seller/Franchisee or Company/Purchaser as broker, finder, investment banker, financial advisor, or in any similar capacity.
     N)  Seller/Franchisee has good and marketable title to all of the assets used in the Residence(s), free and clear of all liens, security interests, charges, covenants, conditions, agreements, encumbrances, restrictions, adverse claims and
defenses of  every kind  and   description,   except
[______________________________________].  All such assets are located at the following locations
[____________________________________________________________].
     O) The Residence, including the interior and exterior of the building, all equipment, furniture, furnishings, signs, fixtures, leasehold improvements, and other personal property of Seller/Franchisee are in good operating condition and repair, subject to normal wear and tear. All such assets are fully insured and Seller/Franchisee has maintained and is maintaining adequate general liability, product liability, and statutory workers' and unemployment compensation insurance coverages.
     P) There are no contracts, agreements, or continuing obligations or threatened or contingent liabilities of any nature whatsoever (including, without limitation, liabilities which have not yet accrued, but which resulted from acts or omissions prior to the date hereof) in respect to Seller/Franchisee which will survive the closing, except as shown in Exhibit "_____."
     Q) There are no judgments of record, nor any litigation or administrative proceedings pending, or the best knowledge, information, and belief of Seller/Franchisee, threatened against or relating to Seller/Franchisee, or the ownership interests of Seller/Franchisee. Seller/Franchisee does not know or have reasonable grounds to know of any basis for any such action, or any governmental investigation, relating to Seller/Franchisee, or the ownership interests of Seller/Franchisee.
     R) All material facts known to Seller/Franchisee relating to the businesses and financial condition of Seller/Franchisee and the sale of the ownership interests have been disclosed to Company/Purchaser. No statement contained in this Agreement or in any of the exhibits attached hereto or in any document or instrument delivered or to be delivered by Seller/Franchisee pursuant hereto or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact, or omit or will omit to state a material fact, necessary to make the statements contained therein not misleading. A "material fact" for purposes hereof includes such fact or facts which would influence a reasonable man's decision to purchase or sell the shares.
     S) Seller/Franchisee is not aware of any conditions existing or resulting from activities associated with Seller/Franchisee or any predecessor's activities, including, without limitation, matters relating to air, soil contamination and water pollution, solid wastes, toxic substances, occupational health studies, matters relating to waste disposal practices, ground water and soil monitoring, written communications with federal, state and local environmental agencies and all existing, pending or anticipated violations, citations, claims, and complaints relating to or resulting from activities associated with the business of Seller/Franchisee or conditions existing on the real property ("Environmental Matters"). To the best of Seller/Franchisee's knowledge and belief:

     1) The real property and the improvements thereon and the use and operation thereof are currently in compliance with all applicable federal, state and local laws, regulations, ordinances and requirements relating to health, safety, and protection of the environment, and Seller/Franchisee possesses and is in compliance with all permits required thereby;

     2) There has been no spillage or leaks associated with the filling, draining, or use of any underground storage tanks;

     3) Seller/Franchisee has never generated, transported, treated, stored or disposed of, nor in any manner, arranged for disposal or treatment of any Hazardous Substances (as hereinafter defined) on the real property and there is no Hazardous Substances present on, in or under the real property. "Hazardous Substances" for purposes of this Agreement shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901, et seq.; and/or any other applicable federal, state or local law, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including, but not limited to, crude oil or any fraction thereof;
(iii) asbestos in any form or condition; and (iv) any radioactive material, including, but not limited to, any source, special nuclear or byproduct material as defined at 42 U.S.C. Subsection 2011, et seq., as amended or hereafter amended;

        4) Seller/Franchisee is not and has not been subject to, or received any notice of, any private, administrative or judicial action, relating to the presence or alleged present of Hazardous Substances in, under, upon or emanating from the real property and does not know and has no reason to know of any basis for any such notice or action; and there are no pending or known or suspected threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other person or entity regarding any matter relating to health, safety, or protection of the environment;

       5) There has not been and there is not any known or suspected past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any federal, state or local law, regulation, ordinance or requirement relating to health, safety or protection of the environment or which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the real property based on any federal, state or local law, regulation, ordinance or requirement relating to health, safety or protection of the environment or violation or alleged violation thereof;

        6) Seller/Franchisee does not own, possess, or control any polychlorinated biphenyls ("PCB") or PCB contaminated fluids or equipment, nor does any facility owned or operated by Seller/Franchisee contain in or on its premises any waste, scrap, raw material, work-in-progress, inventory, product, residue or other material or substance containing PCB;

       7) Seller/Franchisee does not own, possess, or control any asbestos or any materials containing asbestos at the real property, nor does such facility contain in or on its premises any waste, scrap, raw material, work-in-progress, inventory, product, residue, structural members, insulation, roofing material, building component, or other material or substance containing asbestos; and Seller/Franchisee hereby waives, releases and agrees not to make any claim or bring any cost recovery action against Company/ Purchaser under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, et seq., or any state equivalent or any similar law now existing or hereafter enacted, except to the extent that the condition or circumstance giving rise to such claim or action was in no manner related to any condition or circumstance existing (to the extent determined by a court of competent jurisdiction) as of or prior to the closing date. The parties agree that the burden of proving that such a condition or circumstance did not exist at or prior to the closing date shall be on Seller/ Franchisee.

                             EXHIBIT "C"

LIMITED GUARANTY AND ASSUMPTION OF OBLIGATIONS

     THIS, LIMITED GUARANTY AND ASSUMPTION OF OBLIGATIONS is given this _____ day of _______________________, 19___, by
_______________________________________________ (the
"Guarantor").

     In consideration of, and as inducement to, the execution of that certain Franchise Agreement of even date herewith (the "Agreement") by STERLING HOUSE CORPORATION (the "Company"), and subject to the provisions of Section 19.03 of the Agreement, the undersigned hereby personally unconditionally (i) guaranties to Company, and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, the performance by ___________________________ (the "Franchisee") of
each and every undertaking, agreement and covenant set forth in the Agreement other than the payments required by Sections 6.02 and 16.01 and Article IX of the Agreement; and (ii) further agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement, except as herein provided, including all obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including, without limitation, the provisions of Sections 7.02 and 7.04 of ARTICLE VII and the provisions of ARTICLE XII of the Agreement. Provided, that the undersigned shall have no personal liability hereunder to the extent of any breach ofthe Agreement, including any breach of Sections 7.02 or 7.04 or any breach of ARTICLE XII of the Agreement caused by any other shareholder, officer, director, manager, general partner, investor or their respective spouse or unemancipated child which arises solely from such other person's wrongful or improper act or failure to act and which does not involve any wrongful or improper act or failure to act by the undersigned.

     The undersigned waives: (i) acceptance and notice of acceptance by Company of the foregoing undertakings; (ii) notice of demand of non-performance of any obligations hereby guaranteed;
(iii) protest and/or non-performance of any obligations hereby guaranteed; (iv) any right it may have to require that an action be brought against Franchisee or any other person as a condition of liability; and (v) any and all other notices and legal or equitable defenses to which it may be entitled.

     The undersigned consents and agrees that: (i) he shall render any performance required under the Agreement upon demand if Franchisee fails or refuses punctually to do so; (ii) such liability shall not be contingent or conditioned upon pursuit by Company of any remedies against Franchisee or any other person;
and (iii) such liability shall not be diminished, relieved or otherwise affected by any extension of time, or other indulgence which Company may from time to time grant to Franchisee or to any other person, including, without limitation, the acceptance of any partial performance, or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable during the term of the Agreement, or any extension thereof. Any and all obligations which expressly or by their nature survive the expiration or termination of the Agreement, and consistent with the provisions of Section 16.06 of the Agreement, shall continue and be irrevocable until they are satisfied in full or by their nature expire.
     IN WITNESS WHEREOF, the undersigned has hereunto affixed his/her signature on the same day and year above referenced.

___________________________________

___________________________________

___________________________________

___________________________________

     "GUARANTOR(S)"